UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.             )

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TUPPERWARE BRANDS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

To Our Shareholders:

It is my pleasure to invite you to attend the annual meeting of shareholders of Tupperware Brands Corporation to be held on Friday, May 9, 2014, at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida. The meeting will begin at 1:00 p.m.

The notice of meeting and proxy statement following this letter describes the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions. Whether or not you plan to attend this meeting, we urge you to sign the enclosed proxy card and return it, or to submit your proxy telephonically or electronically, as soon as possible so that your shares will be represented.

Sincerely,

Rick Goings Chairman and Chief Executive Officer

March 28, 2014

Tupperware Brands Corporation

14901 S. Orange Blossom Trail

Orlando, FL 32837

Mailing Address:

Post Office Box 2353

Orlando, FL 32802-2353

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2014 annual meeting of shareholders of Tupperware Brands Corporation will be held at the Hyatt Regency Orlando International Airport Hotel, 9300 Jeff Fuqua Boulevard, Orlando, Florida on Friday, May 9, 2014, at 1:00 p.m. to consider and vote upon:

1.	The election of the eleven nominees for director named in the attached proxy statement for a term expiring at the 2015 annual meeting of shareholders;

2.	An advisory vote to approve the Company’s executive compensation program;

3.	The proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2014; and

4.	Such other business as may properly come before the meeting and any adjournment thereof.

The foregoing matters are described in more detail in the attached proxy statement.

Please complete and sign the enclosed proxy card and return it promptly in the accompanying postage-paid envelope or submit a proxy telephonically or electronically, as outlined in the voting materials. This will ensure that your vote is counted whether or not you are able to be present. If you attend the meeting, you may revoke your proxy and vote in person.

If you are a shareholder of record and plan to attend the meeting, please check your proxy card in the space provided or indicate your intention to attend as instructed by the telephonic and electronic voting instructions. Your admission ticket will be mailed to you prior to the meeting date. If your shares are not registered in your name, please advise the shareholder of record (your broker, bank, etc.) that you wish to attend. That firm will provide you with evidence of ownership, which will admit you to the meeting.

By order of the Board of Directors,

Thomas M. Roehlk Executive Vice President, Chief Legal Officer & Secretary

March 28, 2014

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation on behalf of the Board of Directors (the “Board”) of Tupperware Brands Corporation (the “Company”) of proxies to be voted at the annual meeting of shareholders of the Company to be held on May 9, 2014, and at any adjournment thereof. A notice regarding the availability of proxy materials for the annual meeting is being mailed to shareholders on or about March  28, 2014.

Voting at the Meeting

The Board has fixed the close of business on March 17, 2014 as the record date for determining shareholders entitled to vote at the meeting. On that date there were outstanding 50,428,148 shares of the Company’s common stock, each of which is entitled to one vote. A majority of the shares outstanding and entitled to vote at the meeting will constitute a quorum for the transaction of business.

Shares for which there is a properly executed proxy will be voted in accordance with the instructions indicated. If no instructions are indicated in a properly executed proxy, such shares will be voted as recommended by the Board. A shareholder who has given a proxy may revoke it by voting in person at the meeting, or by giving written notice of revocation or a later-dated proxy to the Secretary of the Company at any time before the closing of the polls at the meeting. The Company has appointed an officer of Wells Fargo Bank, N.A., transfer agent for the Company, as the independent inspector of election to act at the meeting.

For all matters to be voted upon by shareholders at the meeting, the Company’s Amended and Restated By-Laws require the affirmative vote of a majority of the votes cast at the meeting. Abstentions are not treated as votes cast and will not have any impact on the outcome of any of the matters to be voted upon by shareholders at the meeting.

Brokers who are registered shareholders owning shares on behalf of beneficial owners are required under stock exchange rules to obtain the instructions of beneficial owners before casting a vote on certain matters. In the absence of such instructions, the broker may not vote the shares on such matters, and such a situation is referred to as a “broker non-vote.” The voting items regarding the election of directors and the advisory vote regarding the Company’s executive compensation program require a beneficial owner’s instructions to a broker. Broker non-votes are not treated as votes cast for purposes of these items and will not have any impact on the outcome.

1.	Election of Directors

Board of Directors—Nominees for Election

Eleven director nominees will be voted on at the annual meeting. All of the nominees are currently directors of the Company, whose terms expire at the annual meeting of shareholders in 2014. The nominees are Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger III, E.V. Goings, Joe R. Lee, Angel R. Martinez, Antonio Monteiro de Castro, Robert J. Murray, David R. Parker, Joyce M. Roché, and M. Anne Szostak. Unless otherwise specified, proxy votes will be cast for the election of all of the nominees as directors. If any such person should be unavailable for election, resign or withdraw, the Board has authority to either reduce the number of directors accordingly or designate a substitute nominee. In the latter event, it is intended that proxy votes will be cast for the election of such substitute nominee. Shareholder nominations of persons for election as directors are subject to the notice requirements described under the caption “Other Matters” appearing later in this proxy statement.

The following is information concerning the nominees for election, each of whom has a term expiring at the annual meeting of shareholders in 2014. The nominations are for a term expiring at the annual meeting of shareholders in 2015 and until a successor is elected or until his or her earlier resignation or removal. Information regarding some of the experience, qualifications, attributes and/or skills that led to the conclusion that the nominee should serve as a director is included within each person’s biographical information. Unless otherwise indicated, each such person has served for at least the past five years in the principal business position currently or most recently held.

CATHERINE A. BERTINI, Professor of Public Administration and International Affairs, Syracuse University, since August 2005. Prior to her current position, Ms. Bertini was an Undersecretary General of the United Nations, responsible for an organization with a $1.9 billion budget and operations in over 80 countries. She also has had extensive experience in dealings with international organizations. Age 63. First elected: 2005.

SUSAN M. CAMERON, retired chairman and CEO of Reynolds American Inc., an $8 billion publicly traded tobacco company, from 2006-2011. Ms. Cameron currently serves on the boards of R.R. Donnelly & Sons Company and Reynolds American Inc. Ms. Cameron has served as a chief executive officer of a public company and has considerable experience in the marketing function for international, name-brand consumer products, in addition to having served on boards of other public companies. Age 55. First elected: 2011.

KRISS CLONINGER III, President and Chief Financial Officer of AFLAC, Inc., an insurance and financial services firm, since 2001. Mr. Cloninger also serves as a director of AFLAC, Inc. and Total System Services, Inc. Mr. Cloninger serves as a senior executive officer of a public company with a distribution channel that is comparable to the Company’s and possesses financial expertise, in addition to having served on boards of other public companies. He also possesses substantial international business experience. Age 66. First elected: 2003.

E.V. GOINGS, Chairman and Chief Executive Officer of the Company since October 1997. Over the past five years, Mr. Goings has served on the board of R.R. Donnelley & Sons Company. Mr. Goings has decades of business experience and considerable skills in senior management at corporate and business unit levels with publicly-owned direct-to-consumer marketers of name brand consumer products, including beauty products, on a global basis, in addition to having served on boards of other public companies. Age 68. First elected: 1996.

JOE R. LEE, retired Chairman and CEO of Darden Restaurants, Inc., which owns and operates restaurant chains. Mr. Lee retired from his position at Darden Restaurants, Inc. in 2005. Over the past five years, Mr. Lee has served as a director of SunTrust Bank of Central Florida, N.A. Mr. Lee has served as a chief executive officer and chief financial officer of a public company, has considerable experience with name brand consumer products and possesses financial expertise, in addition to having served on boards of other public companies. Age 73. First elected: 1996.

ANGEL R. MARTINEZ, Chair of the Board, President and CEO of Deckers Outdoor Corporation, an outdoor footwear manufacturer, since April 2005. Mr. Martinez serves as a chair of the board and chief executive officer of a public company and has considerable experience in the marketing function for name brand consumer products, in addition to having served on the board of another public company. Age 58. First elected: 1998.

ANTONIO MONTEIRO DE CASTRO, retired Chief Operating Officer of British American Tobacco Company, a position held until December 2007. Mr. Monteiro de Castro served as a director of Reynolds American, Inc. within the past five years. Mr. Monteiro de Castro has considerable experience as a chief operating officer of an international, consumer products company, is a resident of Brazil, a large foreign market where the Company has a significant business unit, has brand management and financial experience, and has served as a director of another U.S. public company. Age 68. First elected: 2010.

ROBERT J. MURRAY, retired Chairman of New England Business Service, Inc., a business services company, after serving as Chairman and Chief Executive Officer from until January 2004. Mr. Murray serves as a director of IDEXX Laboratories, Inc., LoJack Corporation and The Hanover Insurance Group, Inc. Mr. Murray also served as a director of Delhaize Group within the past five years. Mr. Murray has served as a chief executive officer of a public company, possesses financial expertise and has managed a division of a large foreign-based name brand consumer products company, in addition to having served on boards of other public companies. Mr. Murray brings operating experience from outside the United States. Age 72. First elected: 2004.

DAVID R. PARKER, Chief Operating Officer of The Archstone Partnerships, a leading fund of hedge funds manager, since 2005. Over the past five years, Mr. Parker has served as a director of SFN Group, Inc. Mr. Parker has served as a chief executive officer of a public company, has experience in distribution businesses, and has an in-depth understanding of the Company’s history and complexity due to his long service on the Company’s Board, as well as the board of its prior parent company, Premark International, Inc., in addition to having served on boards of other public companies. As Chief Operating Officer of a $3.5 billion fund of hedge funds, he is very involved with a significant part of the worldwide capital markets and their dynamics. Age 70. First elected: 1997.

JOYCE M. ROCHÉ, an author and retired President and Chief Executive Officer of Girls, Inc., a national non-profit youth organization whose purpose is to inspire girls to be strong, smart and bold. Ms. Roché serves as a director of AT&T Inc., Dr. Pepper Snapple Group and Macy’s, Inc. In addition, over the past five years, Ms. Roché has served on the board of Anheuser-Busch Companies, Inc. and May Department Stores. Ms. Roche has served as a chief operating officer of a public company and has considerable experience in the marketing function for a large direct-to-consumer beauty products company, in addition to having served on boards of other public companies. Age 66. First elected: 1998.

M. ANNE SZOSTAK, President and CEO of Szostak Partners, a consulting firm which advises CEOs on strategic and human resource issues, since June 2004. Ms. Szostak serves as a director of Dr. Pepper Snapple Group and IDEXX Laboratories, Inc. In addition, over the past five years, Ms. Szostak has served on the boards of Belo Corporation, Choicepoint, Inc. and SFN Group, Inc. Ms. Szostak has served in executive positions in a large public company and has considerable experience in executive compensation and human resources, in addition to having served on boards of other public companies. Age 63. First elected: 2000.

Vote Required and Resignation Policy

To be elected, a nominee must receive the affirmative vote of a majority of the votes cast in his or her election, which means that he or she will be elected only if the votes cast “for” his or her election exceed the votes cast “against” his or her election. Even if a nominee is not re-elected, he or she will remain in office until a successor is elected or until his or her earlier resignation or removal. The Company’s By-laws specify that a director who is not re-elected by the required majority vote shall promptly tender his or her resignation to the Board of Directors, which may be conditioned on acceptance by the Board of Directors. If a resignation is so conditioned on acceptance by the Board of Directors, the Nominating and Governance Committee shall make a recommendation to the Board of Directors on whether to accept or reject such resignation, or whether other action should be taken. The Board of Directors shall act on such resignation taking into account the recommendation of the Nominating and Governance Committee and shall publicly disclose its decision and the reasons for it within 90 days from the date the inspector or inspectors of election certify the results of the applicable election. The director who tenders his or her resignation shall not participate in the decisions of the Nominating and Governance Committee or the Board of Directors that concern such resignation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES NAMED IN THIS PROXY STATEMENT TO THE BOARD OF DIRECTORS.

Board Committees

Audit, Finance and Corporate Responsibility Committee

The Audit, Finance and Corporate Responsibility Committee (the “Audit Committee”), which held seven meetings in 2013, reviews the scope and results of the audit by the independent registered public accounting firm (“independent auditors”); evaluates, selects and replaces the independent auditors and has approval authority with respect to services provided by the independent auditors and fees therefor. The Audit Committee monitors the independent auditors’ relationship with and independence from the Company. In addition, it reviews the adequacy of internal control systems and accounting policies, as well as reviewing and discussing with management and the independent auditors the Company’s financial statements and recommending to the Board inclusion of the audited annual financial statements in the Company’s Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”). It also reviews and makes recommendations to the Board of Directors concerning the Company’s code of conduct, its financial structure and financing needs and activities, and makes determinations regarding related party transactions, if any. The current members of the Audit Committee are Mr. Cloninger (Chairperson), Ms. Bertini, Ms. Cameron and Messrs. Martinez and Parker. All such members are independent in accordance with New York Stock Exchange listing standards, and the

Board has determined that one member of the Audit Committee (Mr. Cloninger) is an audit committee financial expert, as defined by applicable rules. None of the members of the Audit Committee serve on more than three audit committees (including the Company’s).

Compensation and Management Development Committee

The Compensation and Management Development Committee (the “Compensation Committee”), which held five meetings in 2013, makes compensation recommendations to the Board for the Company’s senior management, including the Chief Executive Officer. It also directs the administration of and makes various determinations under management incentive plans, approves the compensation discussion and analysis in the Company’s proxy statement, appoints members of senior management to have responsibility for the design and administration of employee benefit plans, and ensures that the Company has a system of developing and evaluating key executives for management succession purposes. The Compensation Committee establishes the executive compensation objectives of the Company and administers the Company’s compensation program within the context of those objectives, taking into consideration issues of risk-taking in connection with compensation. The Compensation Committee approves salary and incentive structures for executive management, specifically approves salaries and incentive programs for corporate officers, and recommends for approval of the full Board of Directors the compensation for those corporate officers at or above the level of senior vice president, including each of the named executive officers. While the Compensation Committee may specifically set the salary and incentive program for any key executive below the level of corporate officer, as a general matter it delegates this role to senior management. The Company’s executive vice president and chief human resources officer and chief executive officer recommend all officer-level compensation actions, except that the chief executive officer is not involved in any recommendation concerning his own compensation. The chief executive officer’s compensation is recommended by the Committee after consultation with its compensation consultant, which it directly engages as authorized by its charter. The current members of the Compensation Committee are Ms. Roché (Chairperson), Ms. Szostak and Messrs. Lee, Monteiro de Castro and Murray. All such members are independent in accordance with New York Stock Exchange listing standards.

In 2013, the Compensation Committee engaged Aon Hewitt to provide a variety of executive compensation consulting services, including evaluation and review of compensation trends, regulations, management’s recommendations regarding compensation levels and plan design, incentive plan performance target practices, incentive program design related to material risk-taking, recommendations on proper governance processes with respect to executive compensation and the provision of accurate and timely data for decision-making by the Compensation Committee. The Compensation Committee has engaged Aon Hewitt to provide similar services in 2014. The total fees for such services in 2013 were $276,000. Aon Hewitt provided services unrelated to executive compensation consulting to the Company during 2013 in addition to those provided to the Compensation Committee. The additional services consisted of consulting on a variety of health and welfare benefit matters, and the total fees for such additional services in 2013 were $338,600.

The Compensation Committee considered SEC rules and New York Stock Exchange listing standards when assessing the independence of its consultants, and concluded that the other work performed by Aon Hewitt during 2013 did not affect the independence of Aon Hewitt. Among the factors considered in the conclusion were the scope of additional services provided to the Company, the total fees for related and unrelated services paid to Aon as a percentage of Aon’s total annual revenue, the policies and procedures of Aon related to preventing conflicts of interest, that no personal relationships exist between the Aon consultants and the Compensation Committee or management and that no stock of the Company is owned by the Aon Hewitt consultants performing work for the Compensation Committee.

Nominating and Governance Committee

The Nominating and Governance Committee (the “Nominating Committee”), which held two meetings in 2013, identifies and reviews qualifications of and recommends to the Board candidates for election as directors of the Company, and also acts on other matters pertaining to Board membership. The Nominating Committee evaluates and determines the criteria for selection of a director candidate in the context of the continuing makeup of the Board of Directors based on the facts and circumstances of the Company. Once such criteria have been determined, the Nominating Committee conducts a search for qualified candidates, which may include the use of third-party search firms or solicitations of nominee suggestions from management or the non-management members of the Board. The Nominating Committee’s current criteria for consideration of any new candidate for selection include, at a minimum, experience in managing a consumer products business or an international business or organization and experience as a chief executive officer, chief operating officer or other senior position with a public company. After compiling background material on potential nominee candidates, management provides an analysis against Committee-established criteria, and promising candidates are interviewed by the chairperson of the Nominating Committee, by management and, if appropriate, by other independent directors. As part of this process, a determination is made relating to a candidate’s possible schedule conflicts, conflicts of interest, independence and financial literacy. If a third-party search firm is paid a fee for a search, it identifies potential candidates, meets with appropriate members of the Nominating Committee and management to clarify issues and requirements, communicates with candidates, arranges for interviews with management and directors, and prepares materials for consideration by the Nominating Committee. The Nominating Committee also considers any recommendations of shareholders as to candidates for Board membership. Any shareholder who desires to propose to the Nominating Committee a candidate for Board membership should send to the attention of the Secretary of the Company, 14901 S. Orange Blossom Trail, Orlando, Florida 32837, a letter of recommendation containing the name and address of the proposing shareholder and the proposed candidate, a written consent of the proposed candidate and a complete business, professional and educational background of the proposed candidate. Candidates recommended by shareholders following this process will be evaluated by the Nominating Committee using the same criteria used to evaluate other director candidates. The Nominating Committee also evaluates the corporate governance characteristics of the Company and makes recommendations to the Board of Directors in regard thereto. The Nominating Committee also determines compensation of non-management directors of the Company. No aspect of this determination is delegated to management, although the Nominating Committee does request the recommendation of the Company’s chief executive officer. The Nominating Committee is authorized to engage directly a compensation consultant to make recommendations regarding director compensation. The current members of the Nominating Committee are Mr. Murray (Chairperson), Ms. Roché, Ms. Szostak, and Messrs. Cloninger and Parker, and all such members are independent in accordance with New York Stock Exchange listing standards.

Executive Committee

The Executive Committee, which did not meet in 2013, has most of the powers of the Board and can act when the Board is not in session. The current members of the Executive Committee are Mr. Goings (Chairperson), Ms. Roché and Messrs. Cloninger, Murray and Parker.

Board Meetings and Annual Meeting of Shareholders and Directors’ Attendance

There were five Board meetings held in 2013. No director attended fewer than 75 percent of the aggregate of Board and committee meetings on which the director served as a committee member. The Company’s corporate governance principles provide that directors should be available to attend scheduled and special Board and committee meetings on a consistent basis and in person, as well as to attend the annual meeting of shareholders. All of the Board’s 11 directors attended the annual meeting of shareholders in 2013, except for Mr. Lee.

Corporate Governance

The Board has established corporate governance principles, a code of conduct for its officers, employees and directors, a code of ethics for financial executives and charters for the key committees of its Board of Directors (Audit, Finance and Corporate Responsibility Committee, Nominating and Governance Committee, and Compensation and Management Development Committee). The code of conduct and code of ethics apply to the Company’s principal executive officer, principal financial officer and principal accounting officer, among others. The Company will, to the extent required by law or regulation, disclose on its website waivers of or amendments to its code of conduct or code of ethics, if and when there are any.

In addition, the Company has implemented written, telephonic and electronic means for interested parties to communicate directly with the Company’s compliance officers or with the non-management members of the Company’s Board of Directors. Communications from interested parties to non-management directors are routed to the chairperson of the Audit, Finance and Corporate Responsibility Committee of the Board of Directors, who then determines whether such communication shall be distributed to all non-management directors, makes such distribution if so determined, and oversees reaction to such communications by the Board of Directors, if appropriate. Instructions regarding the various means to communicate with the Company’s compliance officers and the Board of Directors are located at TupperwareBrands.com\InvestorRelations\CorporateGovernance\GovernanceDocuments\CodeofConduct. While this communication access is intended primarily to accommodate matters involving the code of conduct, the Board of Directors invites interested parties to contact the Board or any of its individual members, including the Presiding Director, on any topic of interest through the online form available at TupperwareBrands.com\InvestorRelations\CorporateGovernance\Board of Directors, or in writing to Board of Directors, c/o Tupperware Brands Corporation, Post Office Box 2353, Orlando, Florida 32802, USA. These avenues of communication can be confidential and, if desired, anonymous. Communication may also be made telephonically via a confidential toll free hotline at 877-217-6220 in the United States and Canada or by calling collect to +1-770-582-5215 from all other locations. If the operator asks for a name when calling collect, to remain anonymous, the caller may respond “Tupperware.” The hotline is staffed by multi-lingual professionals through an independent company called The Network. The caller may direct the report to the Board of Directors by so advising The Network.

Each regularly-scheduled meeting (excluding telephonic meetings) of the Board of Directors includes an executive session of non-management members of the Board of Directors. The Presiding Director, Mr. Robert J. Murray, acts as the chairperson of the executive sessions of the non-management members of the Board.

The Board of Directors has affirmatively determined that each of the following non-management members of the Board (or entity with which such person is affiliated) has no material relationship with the Company, taking into consideration all relevant facts and circumstances, including without limitation, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and therefore that each such member is independent, in accordance with New York Stock Exchange listing standards: Catherine A. Bertini, Susan M. Cameron, Kriss Cloninger, III, Joe R. Lee, Angel R. Martinez, Antonio Monteiro de Castro, Robert J. Murray, David R. Parker, Joyce M. Roché and M. Anne Szostak.

Diversity

The Board of Directors values diversity as a factor in selecting members to serve on the Board, and believes that the diversity that exists in its composition provides significant benefit to the Company. Although there is no specific policy on diversity, the Nominating and Governance Committee takes various considerations into account in its selection criteria for new directors. Such considerations may include gender, race, national origin, functional background, executive or professional experience and international experience.

Risk Oversight

The Board of Directors’ involvement in risk oversight involves the Audit Committee, the Compensation Committee and the full Board of Directors. The Audit Committee receives materials on a quarterly basis to address the identification and status of major risks to the Company, including steps to mitigate risk. Enterprise risk management is a standing agenda item at each of its meetings. The Audit Committee also reviews the Company’s enterprise risk management process for the identification of and response to major risks. The Compensation Committee reviews compensation structures and programs to assure that they do not encourage excessive risk taking for compensation purposes that could result in material adverse effects upon the Company. At each in-person, regularly scheduled meeting of the full Board of Directors, the major risks are identified to Board members, and the Chairman of the Audit Committee reports on the activities of that committee regarding risks. In addition, on an annual basis, the full Board of Directors receives a presentation by management regarding the enterprise risk management process, currently identified risks and associated responses to those risks.

Board Leadership Structure

The Board of Directors has chosen to combine the roles of chairman and chief executive officer and to have an independent Presiding Director. The duties of the Presiding Director include presiding at meetings of the independent directors, serving as liaison between the Board and the Chairman and Chief Executive Officer, approving schedules, agendas and materials sent to the Board, oversight of the Board of Directors and CEO evaluation processes, and coordination of the director candidate interview process. He also advises the Chairman and Chief Executive Officer on the quality, quantity and timeliness of management information provided to the Board, and makes recommendations on Board of Directors committee membership, chairs and rotation. He has the authority to call meetings of the independent directors, including if requested by major shareholders of the Company, and may be available for consultation and direct communication with such shareholders. This structure has, as evidenced by the feedback of directors over the years, provided for a highly-conducive atmosphere for directors to exercise their responsibilities and fiduciary duties, and to enjoy adequate opportunities to thoroughly deliberate matters before the Board and to make informed and independent decisions. As a consequence, the Board has determined that no significant benefit would be realized at this time by separating the roles of chairman and chief executive officer. Mr. Robert J. Murray currently serves as Presiding Director.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the number of shares of the Company’s common stock beneficially owned as of March 17, 2014 by each director and nominee for election, each of the executive officers named in the Summary Compensation Table and by all directors and executive officers of the Company as a group. Each of the following persons and members of the group had sole voting and investment power with respect to the shares shown unless otherwise indicated. No director or executive officer owns more than 1 percent of the Company’s common stock, except Mr. Goings, who owns 2.21 percent. All directors and executive officers as a group own 4.33 percent of the Company’s common stock.

Name	Sole Ownership	Shared Ownership or Held by or for Family Members	Shares that May Be Acquired Within 60 Days of March 17, 2014(1)	Restricted Stock(2)	Total Shares Beneficially Owned
Catherine A. Bertini	9,754	—	10,492	1,500	21,746
Susan M. Cameron	4,558	—	1,613	—	6,171
Kriss Cloninger III	23,155	—	1,391	1,500	26,046
R. Glenn Drake	15,963	—	33,933	—	49,896
E.V. Goings	47,943	—	917,249	150,000	1,115,192
Simon C. Hemus	58,050	—	43,033	—	101,083
Joe R. Lee	39,167	—	5,391	1,500	46,058
Angel R. Martinez	12,731	4,640	11,109	1,500	29,980
Antonio Monteiro de Castro	—	13,320	2,830	—	16,150
Robert J. Murray	23,955	—	3,751	1,500	29,206
David R. Parker	12,230	—	14,612	1,500	28,342
Michael S. Poteshman	37,589	—	65,600	—	103,189
Joyce M. Roché	—	15,404	18,686	1,500	35,590
Christian E. Skroeder	30,093	—	33,933	—	64,026
M. Anne Szostak	17,679	—	1,391	1,500	20,570

Subtotal	332,867	33,364	1,165,014	162,000	1,693,245

All directors and executive officers as a group (31) (including the individuals named above)	444,867	75,543	1,490,975	170,145	2,181,530

(1)

Includes stock options and restricted stock units granted under the Company’s 1996, 2000, 2002, 2006 and 2010 Incentive Plans and the Director Stock Plan. In addition, it includes the estimated shares of common stock that will be paid in lieu of Director’s fees at the end of the first quarter of 2014.

(2)	Holders of restricted stock have the ability to vote such shares but do not have any investment power (i.e., the power to dispose or direct the disposition) with respect to such shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information with respect to any person who is known to be the beneficial owner of more than 5 percent of the Company’s common stock, which is the Company’s only class of outstanding voting securities.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

BlackRock, Inc 40 East 52nd Street New York, NY 10022	5,079,303	(1)	10.0

The Vanguard Group Inc. 100 Vanguard Blvd. Malvern, PA 19355	2,747,731	(2)	5.31

(1)

Based upon a Schedule 13G/A filed on February 7, 2014, as of January, 2014, BlackRock, Inc. indirectly held 5,079,303 shares of Tupperware Brands Corporation common stock, with sole dispositive power with respect to all of such shares and sole voting power with respect to 4,894,520 of such shares. The entities comprising the BlackRock, Inc. group are: BlackRock Advisors (UK) Limited, BlackRock Investment Management (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Investment Management (Australia) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Deutschland, A.G., BlackRock Investment Management, LLC, BlackRock International Limited, BlackRock Financial Management, Inc. and BlackRock Fund Management Ireland Limited.

(2)

Based upon a Schedule 13G filed on February 12, 2014, as of December 31, 2013, The Vanguard Group, Inc directly or indirectly held 2,747,731 shares of Tupperware Brands Corporation common stock, with sole dispositive power with respect to 2,718,584 of such shares, shared dispositive power with respect to 29,147 of such shares and sole voting power with respect to 32,247 of such shares. The entities comprising The Vanguard Group Inc are: The Vanguard Group Inc., Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors, and persons who beneficially own more than ten percent of the common stock of the Company, to file with the SEC reports relating to their ownership of the Company’s common stock and changes in such ownership. Based solely on a review of the reports that have been filed by or on behalf of such persons and written representations from the Company’s directors, executive officers and greater than ten percent beneficial owners that no other reports were required, the Company believes all Section 16(a) filing requirements applicable to its officers and directors were complied with for the Company’s 2013 fiscal year.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 28, 2013 regarding the Company’s common stock that may be issued under equity compensation plans currently maintained by the Company

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights		(b) Weighted-average exercise price of outstanding options and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(5)
Equity compensation plans approved by security holders(1)	2,926,065	(2)	44.16	(3)	4,472,220
Equity compensation plans not approved by security holders(4)	0		n/a		0

Total	2,926,065		44.16		4,472,220

(1)	The following plans have been approved by the Company’s shareholders: 1996 Incentive Plan, 2000 Incentive Plan, 2002 Incentive Plan, 2006 Incentive Plan, 2010 Incentive Plan and Director Stock Plan.

(2)	Includes shares subject to restricted stock units and shares expected to be issued under the Performance Share Program based upon forecasted performance.

(3)	Restricted stock, restricted stock units and performance shares have been excluded from the weighted-average exercise price.

(4)	The Company has no equity compensation plans which have not been approved by shareholders.

(5)	All of such shares could be used for any form of stock awards.

TRANSACTIONS WITH RELATED PERSONS

Policy

The Board of Directors of the Company has adopted a written policy regarding the review, approval and ratification of transactions with related persons. Under this policy, any such transaction shall be subject to review, approval and (if applicable) ratification by (1) the Chairman and Chief Executive Officer of the Company, and (2) the Audit, Finance and Corporate Responsibility Committee of the Board of Directors (or, if determined by that Committee, by all of the independent directors of the Company). Transactions which are covered by this policy include all transactions which would be the subject of disclosure under applicable securities laws and regulations. The standard of review to be employed in such determinations is to take into consideration factors relevant to the transaction, such as the size of the transaction, the amount payable to, or by, the related person, the nature of the interest of the related person in the transaction, whether the transaction may involve a conflict of interest, and whether the transaction involves goods or services available to the Company from unaffiliated third parties with comparable terms and conditions.

Transaction

A foreign subsidiary of the Company has employed Ms. Kristina Goings, the daughter of the Company’s Chairman and Chief Executive Officer, for twelve years. In fiscal year 2013, her compensation was 180,023 euros. This transaction has been reviewed and approved in accordance with the Company’s policy on transactions with related persons.

REPORT OF THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE

The Audit, Finance and Corporate Responsibility Committee of the Board of Directors (under this heading, the “Committee”) has reviewed and discussed with management the audited financial statements of the Company as of and for the year ended December 28, 2013, which management has represented to the Committee have been prepared in accordance with accounting principles generally accepted in the United States of America, and PricewaterhouseCoopers LLP has concurred in such representation in its opinion relating to such audited financial statements. The Committee discussed with representatives of PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. In addition, the Committee received from PricewaterhouseCoopers LLP the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Committee concerning independence, and has discussed with that firm its independence and considered whether the provision of non-audit services is compatible with maintaining such firm’s independence.

Management has responsibility for establishing and maintaining the Company’s internal control system and its financial reporting process, and PricewaterhouseCoopers LLP has responsibility for auditing the Company’s Consolidated Financial Statements and its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an audit report. The Committee monitors and oversees these processes.

Based upon the foregoing review, disclosures, representations, reports and discussions, the Committee recommended to the Board of Directors that the audited financial statements for the Company’s 2013 fiscal year be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013.

Audit, Finance and Corporate Responsibility Committee

Kriss Cloninger III, Chairperson

Catherine A. Bertini

Susan M. Cameron

Angel R. Martinez

David R. Parker

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Introduction

The Company maintains compensation programs which are intended to attract and retain talented individuals for the benefit of furthering the balanced interests of the Company, its shareholders and employees. The Compensation and Management Development Committee of the Board of Directors (the “Committee”), which oversees the Company’s executive compensation programs and approves compensation elements for its officers, is made up entirely of independent directors. In designing the program, the Committee strives to maintain a strong correlation between the Company’s pay practices and its long- and short-term performance, while considering relevant experience of executives in the industry, the Company’s business model, and each individual’s performance. This Compensation Discussion and Analysis provides information regarding both the 2013 executive compensation programs and changes being implemented for the 2014 program year.

For 2013, the Named Executive Officers, or “NEOs” were:

•	(E.V.) Rick Goings, Chairman & Chief Executive Officer (“CEO”)

•	Simon C. Hemus, President & Chief Operating Officer (“COO”)

•	Michael S. Poteshman, Executive Vice President & Chief Financial Officer (“CFO”)

•	Christian E. Skroeder, Group President, Asia Pacific

•	R. Glenn Drake, Group President, Europe, Africa and the Middle East

Executive Summary

In 2013, Tupperware Brands delivered strong financial results and returns to shareholders. Sales, net income and cash flow from operating activities increased over 2012, as further described below, by 3%, 42% and 8% respectively. The Company’s stock price rose 51% during 2013 from $62.67 to $94.91. In addition, during the year the Company continued its share repurchase program, purchasing in the open market a total of 4.6 million shares for $375.0 million, and the Company’s Board of Directors declared $2.48 per share of common stock dividends, or 2.6% of its closing 2013 stock price.

Highlights of the 2013 executive compensation programs:

•	NEO total direct compensation was targeted at the median of market, with the exception of the CEO and COO, each of whom was targeted at the 75th percentile of market;

•

The 2013 Annual Incentive Plan was designed to pay at target, for participants subject to worldwide measures, when net income and cash flow measured for incentive purposes reached 5.2% and 6.5%, respectively, over 2012 results, and resulted in a payout of 129.5% of target, compared with a payout of 189.5% of target in 2012; and

•	Performance share awards for the 2011—2013 performance period vested at 134.9% of target.

2013 Say on Pay

At the Company’s annual meeting of stockholders in May 2013, the Company received a two-thirds favorable vote on its say-on-pay proposal. While the overall outcome of the vote indicated support of the Company’s executive compensation program, the 2013 level of support was considerably below that evidenced in 2012 and in preceding years. Although this vote was an advisory vote and was not binding on either the Company or the Board of Directors (or any of its committees), the Committee deliberated extensively about the results of this vote and considered these results when conducting its ongoing review of the Company’s executive compensation program. Over the past year members of management, as well as the Chairperson of the Committee, conducted extensive shareholder outreach efforts, targeting shareholders holding more than two-thirds of the Company’s common stock and a proxy advisory firm, to discuss the Company’s executive compensation practices.

Recent Enhancements to the Executive Compensation Program

The Committee continuously reviews the executive compensation programs to evaluate whether they support the compensation philosophy and objectives and serve the interests of shareholders. In 2013, the Committee was aided in its review by input garnered from shareholders during the outreach program described above. As a result of its review, the Committee made a number of changes to the executive compensation program, most of which will take effect in 2014. These changes include:

•	Modified the compensation peer group to more closely align median revenue and market capitalization of the peer group with the Company;

•	Replaced the historical cash flow performance objective with a relative total shareholder return performance objective under the 2014—2016 Performance Share Program;

•

Increased the percentage of 2014 compensation that is “at risk” for the CEO and COO and lowered their base salaries and short-term cash incentive compensation for 2014 to between the 50th and 60th percentile of the revised peer group, while maintaining total target direct compensation at the 75th percentile of the revised peer group;

•	Shifted the mix of annual equity awards to 55% performance shares and 45% stock options from 40% and 60%, respectively; and

•

Enhanced disclosures, within this annual proxy statement, related to the supplemental executive retirement program (“SERP”) implemented for the CEO in 2003, to clarify that the value earned under the Company’s broad based retirement programs offset benefits earned under the SERP, and to better communicate the Company’s intention not to provide other supplemental executive retirement programs.

The following table illustrates the Company’s key financial metrics, as measured for incentive purposes:

Year	Net Income Growth(1)	Cash Flow as a % of Net Income(1)	Diluted Earnings Per Share Growth(1)	Total Shareholder Return(2)
2013	5.1%	94.3%	11.6%	56.0%
2012	12.2%	87.9%	22.0%	14.7%
2011	11.6%	83.4%	16.4%	18.5%

1)

Net income, diluted earnings per share and cash flow are measured for incentive purposes excluding certain items. Cash flow is defined as cash flow from operating activities, net of investing activities, and the amount presented is the percentage of cash flow divided by net income as measured for incentive purposes. See page 21 for a reconciliation of net income and cash flow from operating activities, net of investing activities, on a U.S. GAAP basis to the amounts used for incentive purposes.

2)	Annual rate of return reflecting share price change and reinvested dividends during the fiscal year.

The Committee and the Company review, on an ongoing basis, the Company’s executive compensation programs to evaluate whether they support the Company’s executive compensation philosophy and objectives. The Company has adopted the following corporate governance practices, each of which the Committee believes reinforces the executive compensation philosophy and objectives: stock ownership requirement for executives, a stock trading policy which prohibits hedging and pledging of Company stock, and a clawback policy. Each of these practices is discussed in further detail in this Compensation Discussion and Analysis.

2013 Company Performance

The Company had strong performance in 2013, with sales up 6% in local currency and 3% in U.S. dollars and net income under U.S. GAAP up 42% and as measured for incentive purposes up 5%. Cash flow from operating activities, net of investing activities, at $263 million was well managed at 94.3% of net income on both a U.S. GAAP basis and as measured for incentive purposes. See page 21 for a reconciliation of net income and cash flow from operating activities, net of investing activities, on a U.S. GAAP basis to the amounts used for incentive purposes.

The Company and the Committee believe that focusing executive leadership on earnings per share, net income and cash flow is an effective way to promote long-term growth and shareholder returns. The 2013 incentive programs focused on growth in these three metrics, with performance measured at the same foreign exchange rate at which the goals were set and excluding certain items. These metrics, measured as described, are considered to be those that can be directly impacted by strategies developed by management, which when successfully implemented lead to growth with an efficient use of capital that should produce high total shareholder return. As described under the heading “Elements of Officer Compensation, Short-Term Cash Compensation” below, the Committee applied negative discretion under the Annual Incentive Plan for participants, including the NEOs, subject to the program’s worldwide measures.

Executive Compensation Philosophy

The Company’s executive compensation program focuses on attracting and retaining highly seasoned, successful leaders while incenting short- and long-term Company performance through a balanced mix of compensation vehicles. The elements comprising the total pay package are designed considering practices of competitors and benchmarking against the pay levels within the compensation peer group (as discussed below under the heading “Compensation Benchmarking”).

The Committee strives to provide incentive programs that directly align management compensation with long-term shareholder value creation, with consideration for managing risk while promoting the Company’s business strategies. The Company’s executive compensation philosophy balances short- and long-term elements of pay by focusing management on key financial measures, which the Committee believes provide the greatest shareholder value.

Short-Term Compensation:

•	Base salary: provides the foundation for attracting and retaining

•	Annual incentive bonus program: rewards annual growth in revenue, profitability and cash flow

Long-Term Compensation:

•	Stock options: align management to shareholders by incenting long-term growth in stock price

•	Performance shares: incent mid to long-term growth of earnings per share and growth of relative total shareholder return

Certain employees, including select NEOs with direct oversight of business units, may participate in Gainsharing Programs designed to incent and reward mid-term profit growth in select units and groups of units. The CEO, COO and CFO do not participate in any Gainsharing Program. In addition, the Company may grant restricted stock unit awards selectively among officers for critical retention purposes, though no RSU awards were made to NEOs during 2013.

During its review of pay practices, including the outreach efforts discussed above, the Committee evaluated and revised its approach to total compensation for the CEO and COO. The individual pay mix for the CEO and COO have shifted in 2014 to further emphasize performance-based compensation. Base salary and individual target bonus levels for the CEO and COO, comprising the fixed elements of total compensation, have been reduced to between the 50th and 60th percentile of the Company’s compensation peer group, shifting the profile of total compensation to a greater emphasis on performance-based plans. In addition to this change in CEO and COO cash compensation philosophy, the Committee also shifted the mix of total equity compensation awarded to all officers from 60% time-based stock options and 40% performance shares, to 45% time-based stock options and 55% performance shares. This change in the mix of equity vehicles was implemented beginning with the November 2013 stock option grant.

The following charts illustrate the described change in target direct compensation philosophy for the Company’s CEO:

During 2014, as discussed below under the heading “Mid- and Long-Term Incentives”, the Company added relative total shareholder return (rTSR) as a performance measure in its Performance Share Program replacing the previously used cash flow measure, to further align incentive compensation with returns to shareholders.

Role of the Committee and Management in Compensation Decisions

The Committee is responsible for determining all compensation arrangements for officers of the Company, including each of the NEOs. As discussed above under “Board Committees” the Committee works closely with its independent consultant, Aon Hewitt, to determine the market-based compensation arrangements for the Company’s officers.

Recommendations for compensation of officers other than the CEO are made to the Committee by management, including the CEO. The CEO’s compensation is determined by recommendation of the Committee in consultation with the Committee’s independent compensation consultant, and is subject to approval by the independent directors of the full board. Recommendations are influenced by both market-based and non-market based factors including the Company’s compensation peer group role-based pay and mix, individual performance against objectives, leadership and other factors, including but not limited to changes in role or changes in the scope of role, historical compensation adjustments and tenure within position. See the “Administration and Oversight” section of this proxy statement on page 26 for further information regarding the Committee.

Compensation Practices and Associated Risk

During 2013, the Committee reaffirmed, with the assistance of its independent compensation consultant, that the existing elements, and the elements after the changes described in this proxy, of the Company’s compensation system do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company. This determination has been reached in consideration of the following design elements within the Company’s various compensation programs, policies and practices: mixture of cash and equity compensation; mixture of performance time horizons; use of multiple transparent financial metrics; use of capped awards; use of required stock ownership amounts at senior management levels; a broad clawback policy; and a rigorous auditing, monitoring and enforcement environment. See the Risk Oversight section of this proxy statement on page 26 for additional discussion.

Compensation Benchmarking

When determining the appropriate compensation arrangements for the Company’s officers, the Committee takes into account both types and levels of compensation for a compensation peer group in addition to generally available survey information provided by multiple sources. Each of the compensation peer group data and the general industry executive compensation survey data is weighted 50 percent. The advantages of using multiple data sources include mitigating year-over-year fluctuations in a single data source, creating greater stability in the compensation planning process, and identifying consensus or inconsistencies among and between data sources, allowing a better understanding of the market. Companies included in the two general-industry executive compensation surveys varied by source and ranged between 100 and 500 participants having revenues in a range similar to the Company, generally between $1 billion and $5 billion.

The compensation peer group consists of public companies which were selected by the Committee, in consultation with its independent compensation consultant, based on similarities in operational focus, industry, and complexity (as measured by revenues, percentage of revenues outside the United States and, to a lesser extent, equity market capitalization). The Committee believes that these criteria have resulted in the selection as peers of businesses in which the Company is engaged or against which it competes for executive talent. The compensation peer group companies are reviewed annually by the Committee for continued appropriateness.

The compensation peer group includes companies that:

•	Market product lines in household durables and nondurables, personal products (including beauty) and consumer goods (including plastic products);

•	Operate using direct–to-consumer and network marketing distribution methods; and

•	Market branded products in the food and beverage category.

During its review of the Company’s compensation programs, and considering the feedback it received in the outreach efforts discussed earlier, the Committee, in consultation with its independent compensation consultant, reviewed the compensation peer group and approved adjustments to the Company’s historical peer group to bring the median revenues and market capitalization into closer alignment with that of the Company. At its August 2013 meeting, the Committee finalized changes to the composition of the compensation peer group effective for making 2014 compensation decisions, by removing four of the larger revenue generating companies and replacing them with three companies with revenues closer to that of the Company.

The compensation peer groups used to make fiscal year 2013, and subsequently fiscal year 2014, compensation decisions are outlined in the following table, along with their year-end 2012 revenues which were used in the August 2013 peer group analysis. In 2012, Tupperware Brands’ comparable annual revenue and year-end equity market capitalization were $2.5 billion and $3.1 billion, respectively. As of the end of fiscal 2013, the Company’s equity market capitalization was $4.8 billion.

2013 Compensation Peer Group	2012 Revenue ($B)(1)	June 2013 Market-Cap ($B)(1)	2014 Compensation Peer Group	2012 Revenue ($B)(1)	June 2013 Market-Cap ($B)(1)
AptarGroup, Inc.	$2.3	$3.7	AptarGroup, Inc.	$2.3	$3.7
Avon Products, Inc.	10.7	9.1	Avon Products, Inc.	10.7	9.1
Beam Inc.	2.5	10.2	Beam Inc.	2.5	10.2
Blyth, Inc.	1.2	0.2	Blyth, Inc.	1.2	0.2
Campbell Soup Company(2)	7.7	14.0	Brown-Forman(3)	2.7	14.5
Church & Dwight Co., Inc.	2.9	8.6	Church & Dwight Co., Inc.	2.9	8.6
Dr. Pepper Snapple Group, Inc.(2)	6.0	9.4	Elizabeth Arden, Inc.	1.2	1.3
Elizabeth Arden, Inc.	1.2	1.3	Energizer Holdings, Inc.	4.6	6.3
Energizer Holdings, Inc.	4.6	6.3	Herbalife Ltd.	4.1	4.6
Herbalife Ltd.	4.1	4.6	McCormick & Company, Inc.	4.0	9.3
Jarden Corporation(2)	6.7	4.9	Newell Rubbermaid, Inc.	5.9	7.6
McCormick & Company, Inc.	4.0	9.3	Nu Skin Enterprises, Inc.	2.2	3.6
Newell Rubbermaid, Inc.	5.9	7.6	Silgan Holdings(3)	3.6	3.0
Nu Skin Enterprises, Inc.	2.2	3.6	Snap-on Incorporated	3.1	5.2
Snap-on Incorporated	3.1	5.2	Spectrum Brands Holdings(3)	3.3	3.0
The Clorox Co.	5.5	10.9	The Clorox Co.	5.5	10.9
The Estee Lauder Companies Inc.(2)	9.7	15.7	The Hain Celestial Group, Inc.	1.4	3.1
The Hain Celestial Group, Inc.	1.4	3.1	Tiffany & Co.	3.6	9.3
Tiffany & Co.	3.6	9.3	Williams-Sonoma, Inc.	3.7	5.4
Williams-Sonoma, Inc.	3.7	5.4
25th percentile	2.4	3.9	25th percentile	2.4	3.4
50th percentile	3.9	6.9	50th percentile	3.3	5.4
75th percentile	5.9	9.4	75th percentile	4.0	9.2

(1)	As reported in a compensation peer group analysis, provided by the Committee’s independent compensation consultant

(2)	Removed for 2014 compensation decisions

(3)	Added for 2014 compensation decisions

While the Committee approved modifications to the compensation peer group to bring the median revenues of the peer group into better alignment with the Company, the revised compensation peer group for 2014 continues to include one key competitor, Avon Products, Inc., whose annual revenue exceeds 2.5 times that of the Company. The Committee concluded that maintaining this entity within the compensation peer group was appropriate as that entity directly competes with the Company for executive talent.

Pay Positioning Philosophy for 2013 and Changes for 2014

When making compensation decisions, the Committee considers market-based data described above on base salary, target annual incentive opportunity and long-term incentive program opportunity, as well as the performance of each officer, before making its determinations. Each officer position is compared independently to the market-based data for base salary and target annual incentive opportunity.

All elements of salary and incentive compensation, except Gainsharing Programs, are materially affected by the benchmarking process. While all elements of the Company’s 2013 incentive compensation programs were generally targeted to the 50th percentile of the external market (except for the CEO and COO, who were targeted at the 75th percentile), actual compensation is contingent upon either the successful completion of performance goals or an increase in the Company’s stock price and can fluctuate above or below the targeted percentile of market. Gainsharing Programs are not included in the benchmarking process since these programs are intended to incent performance above and beyond what benchmarked compensation is intended to deliver. Gains from past incentives are also not factored into the establishment of target compensation nor are other remuneration programs, such as for retirement.

In determining compensation arrangements for 2013, the Committee targeted all compensation elements for both the CEO and COO to approximate the 75th percentile of market-based pay due to the tenure, critical experience, performance and abilities of these individuals. When determining the CEO’s 2013 base salary, the Committee determined that the CEO’s seasoned experience in the global direct-to-consumer industry and experience in leading organizations noted for diverse brands and merchandise mix, including both durable and consumable products, places the Company at risk, as he is seen as a viable candidate to manage a much larger business. When determining the COO’s 2013 base salary, the Committee also considered the COO’s seasoned experience in managing complex, global operations on a day-to-day basis.

As noted throughout this discussion and analysis, the Committee altered its philosophy on compensation for the CEO and COO from targeting all elements at the 75th percentile, to a more ‘at-risk,’ performance-required pay mix. Annual base salary and annual target bonus incentives for each of the CEO and COO were lowered for fiscal year 2014 to between the 50th and 60th percentile of the compensation peer group. For these individuals, the 2014 total compensation package maintains a 75th percentile target value, albeit at a lower absolute total target compensation number, given the change in the peer group.

In addition to consideration of market-based pay, the Committee also considers CEO pay in relation to the pay of the COO. The Committee determined, with assistance from its compensation consultant, that an appropriate ratio of total compensation of the CEO to that of the COO is between 2 and 3 times higher. In 2013, the ratio of CEO to COO total compensation (as indicated in the Summary Compensation Table below) was 2.32, which was down from 3.15 in 2012. The most significant factor contributing to the reduction in the pay-ratio from 2012 to 2013 relates to the CEO’s SERP as described in detail under the heading “Retirement and Savings Plans” below.

To enable informed decisions, management provides to the Committee individual tally sheets that afford a complete picture of each executive’s current and historical compensation elements including realizable compensation, as well as each executive’s positioning against the market data.

Elements of Officer Compensation

In line with the Company’s philosophy to attract and retain talented individuals to further the interests of the Company and its shareholders, officers are compensated through various elements that include a balance of short-, mid- and long-term focus. Target compensation for officers generally includes base salary, an annual incentive program target award and long-term equity awards. In addition, certain officers with direct responsibility for a portion of the Company’s global operations may receive, at the discretion of the Committee, a Gainsharing Program, designed to reward profit performance over stretch targets. The Company’s CEO, COO, CFO and other similarly global-focused positions are not eligible to participate in Gainsharing Programs. As business group leaders, Messrs. Skroeder and Drake participated in Gainsharing Programs during 2013. Gainsharing Programs are explained further below under the heading “Mid- and Long-Term Incentives”.

Factors considered in setting executive compensation are: (a) level and scope of responsibility; (b) impact upon the business; (c) market competitiveness; and (d) Company goals. The primary elements of short-term cash compensation are base salary and bonus under the Annual Incentive Program (AIP).

Short-Term Cash Compensation

Base Salary

Annual base salary is the keystone to attracting and retaining talented employees, providing a fixed level of income. Generally, all of the Company’s roles are benchmarked to market using salary grading and structures and are aligned with the market data discussed above under the heading “Compensation Benchmarking”. On an annual basis, the Company determines what the overall merit salary increase budget will be after considering market trends, inflation and expectations related to business needs. For U.S.-based employees, the Company has maintained an annual salary increase budget of 3% for each of 2012, 2013 and 2014. Salary adjustments in addition to merit increases may be made based on positioning relative to the external market and/or job changes during the year.

The Committee reviewed officer base salaries during its February 2013 meeting. In 2013, Mr. Goings, Mr. Hemus and Mr. Drake received salary adjustments in line with the annual salary increase budget of 3.0% as their respective total compensation packages were generally in line with the then current philosophy on pay positioning, as discussed above under the heading “Compensation Benchmarking”. Mr. Poteshman and Mr. Skroeder received base salary increases of 4.0% and 1.5%, respectively, in consideration of their existing individual competitive positioning.

At its meeting in February 2014, in consideration of its change in philosophy related to the compensation arrangements for the CEO and COO discussed above under the heading “Pay Positioning Philosophy for 2013 and Changes for 2014,” the Committee approved base salary decreases for Messrs. Goings and Hemus of 14.2% and 10.4% to $1,000,000 and $610,000, respectively, and an increase for Mr. Poteshman of 3% to $481,076. Messrs. Skroeder and Drake’s base salaries were not adjusted from 2013 levels. The base salary changes were effective during February 2014.

The following table sets forth the beginning fiscal 2013 base salaries for each of the NEOs and the adjustments made during 2013 and 2014, including in accordance with the shift in compensation philosophy noted above under the heading “Pay Positioning Philosophy for 2013 and Changes for 2014”:

Name	December 30, 2012 Base Salary	2013 Change in Base Salary	December 28, 2013 Base Salary	2014 Change in Base Salary	February 2014 Base Salary
E.V. Goings	$1,131,500	3.0%	$1,165,445	(14.2)%	$1,000,000
Simon C. Hemus	661,000	3.0%	680,830	(10.4)%	610,000
Michael S. Poteshman	449,100	4.0%	467,064	3.0%	481,076
Christian E. Skroeder(1)	600,446	1.5%	609,453	0.0%	609,453
R. Glenn Drake	378,700	3.0%	390,061	0.0%	390,061

(1)

Mr. Skroeder’s salary is depicted above in U.S. dollars, although he is locally paid in Swiss francs. For illustrative purposes, the salary is converted using the year-end 2013 exchange rate of $1.114 U.S. dollars per Swiss franc. On December 30, 2012 his base salary was 539,000 Swiss francs, and on December 28, 2013 his base salary was 547,085 Swiss francs.

Annual Incentive Program: Design

The Annual Incentive Program (the “AIP”) is a broad-based program emphasizing pay-for-performance by rewarding participants for short-term financial results. Individual AIP payout targets as a percent of base salary are based on job level and are benchmarked to the external marketplace. Approximately 250 of the Company’s key management employees were eligible to participate in the 2013 AIP, including each of the NEOs. As in recent years, the AIP measures used to determine the payout under the program were consolidated net income, or unit segment profit where applicable, and cash flow. The AIP awards for NEOs who hold corporate-wide positions were based entirely on consolidated net income and cash flow, while AIP awards for NEOs who serve as group presidents were based in part on consolidated results and in part on their respective business unit’s segment profit and cash flow results. This design element ties a portion of the incentive compensation to the performance of the NEO’s area of direct responsibility while maintaining the NEO’s focus on overall Company objectives. In all cases, the net income or segment profit performance accounts for 70% and cash flow performance accounts for 30% of the award. The AIP incorporates threshold goals for which no award is paid if results are less than the threshold, and maximum achievement goals which result in a maximum of 200% of target to be paid. Under the AIP, achievement of threshold, target or maximum goals result in a 50%, 100% or 200% payout, respectively, under each of the performance related measures, with straight line interpolation calculated for achievement between each of the three points.

Individual AIP targets as a percentage of base salary for 2013 remained generally unchanged from 2012, with the exception that all AIP participants whose individual target percentage of base salary included a fractional amount were rounded up to the nearest whole percentage. This adjustment, made for administrative purposes, affected approximately 60 participants globally, including Messrs. Poteshman, Skroeder and Drake whose individual AIP targets increased by one-half of a percentage point.

During its review of the executive compensation program, including the feedback received during its outreach efforts, the Committee adjusted the 2014 AIP target opportunities for Messrs. Goings and Hemus to more closely align cash elements to the market.

The following table sets forth the NEO individual AIP targets, as a percent of base salary, for 2013 and for 2014:

Name	2013 AIP Target	2014 AIP Target
E.V. Goings	132%	115%
Simon C. Hemus	110	80
Michael S. Poteshman	72	72
Christian E. Skroeder	61	61
R. Glenn Drake	61	61

Annual Incentive Program: Goal Setting for 2013

AIP goals, established during the Committee’s February meeting, are set in consideration of a wide range of factors, including compensation peer group performance, Company trends, analysts’ expectations, and the external environment. Generally “threshold” goals are set at levels consistent with past performance, albeit at a below target payout level. “Target” goals are set to require solid increases over past results, while “maximum” goals are set to require outstanding performance for full payout. Each of the target and maximum performance goals are determined under separate guidelines measured on an individual unit, or global basis.

The 2013 AIP target and maximum goals for Company net income represented a 5.2% local currency increase and an 11.2% increase, respectively, as compared with 2012 results using constant foreign currency exchange rates. The 2013 AIP target and maximum goals for cash flow represented a 6.5% and 11.3% increase, respectively, as compared with 2012 results. The following table illustrates 2012 actual performance, 2013 goals under which each NEO is measured and 2013 actual performance. The goals were set and achievement was measured excluding certain items as outlined in the reconciliation on page 21:

NEO Applicable AIP Measure	2013 AIP Measure	2012 Result	2013 AIP Threshold		2013 AIP Target		2013 AIP Maximum		2013 AIP Result
			Goal ($M USD)	% Change from 2012	Goal ($M USD)	% Change from 2012	Goal ($M USD)	% Change from 2012	2013 Result ($)	% Change from 2012
Global Measures	Net Income	$281.3	$281.3	—%	$295.9	5.2%	$312.8	11.2%	$295.7	5.1%
	Cash Flow	247.4	253.3	2.4	263.5	6.5	275.3	11.3	278.9	12.7
Asia Pacific	Segment Profit	173.1	172.3	(0.5)	192.4	11.1	202.7	17.1	201.0	16.1
	Cash Flow	163.3	162.7	(0.4)	176.7	8.2	184.0	12.7	184.0	12.6
Europe, Africa and the Middle East	Segment Profit	131.6	131.1	(0.4)	141.6	7.6	149.5	13.6	132.5	0.7
	Cash Flow	134.8	128.3	(4.8)	135.6	0.6	141.1	4.7	142.4	5.6

Annual Incentive Program: 2013 Results and Payout Calculation

In 2013, actual Company net income for incentive purposes was $295.7 million compared with $281.3 million in 2012, and Company cash flow for incentive purposes was $278.9 million compared with $247.4 million in 2012, each measured at constant foreign exchange rates and excluding unusual items, as described below. The formula for AIP payout is Year End Base Salary x Target Percent x Weight of Measure x Award Payout Factor.

The following table illustrates the 2013 AIP results and Award Payout Factor for each measure applicable to the Company’s NEOs. Award amounts indicated are included under the Non-Equity Incentive Plan Compensation column in the 2013 Summary Compensation Table below.

Name	Year End Base Salary	Target %	Incentive Measure	Weight	2013 Achievement ($Mil)	Award Payout Factor	2013 AIP Award
E. V. Goings	$1,165,445	132%	Company Net Income	70%	295.7	99.3%	$1,069,242
			Company Cash Flow	30%	278.9	200%	923,032

							1,992,274

Simon C. Hemus	680,830	110%	Company Net Income	70%	295.7	99.3%	520,525
			Company Cash Flow	30%	278.9	200%	449,348

							969,873

Michael S. Poteshman	467,064	72%	Company Net Income	70%	295.7	99.3%	233,732
			Company Cash Flow	30%	278.9	200%	201,772

							435,504

Christian E. Skroeder	609,453	61%	Company Net Income	25%	295.7	99.3%	92,283
			Group Segment Profit	45%	201.0	183.4%	306,845
			Group Cash Flow	30%	184.0	200.0%	223,060

							622,188

R. Glenn Drake	390,061	61%	Company Net Income	25%	295.7	99.3%	59,063
			Group Segment Profit	45%	132.5	56.9%	60,871
			Group Cash Flow	30%	142.4	200.0%	142,762

							262,696

(1)	Mr. Skroeder’s AIP calculation is illustrated in U.S. dollars although he is paid locally in Swiss francs. The exchange rate used to illustrate the AIP is $1.114 dollars per Swiss franc.

AIP financial measurements exclude the costs, expenses or charges and related cash flow arising out of changes in accounting standards and unusual items such as re-engineering and exit costs; dispositions of property, plant and equipment outside of the normal course of business; significant insurance recoveries; amortization and impairment of acquisition-related intangibles; impact of currency devaluation in Venezuela on amounts on the balance sheet at the time of such a devaluation; and costs to modify the Company’s capital structure. The goals and achievement under the AIP are measured at constant foreign currency exchange rates. The adjustments to U.S. GAAP results set forth below for both net income and cash flow are generally for the same items for which the Company presented its results “excluding items” in its earnings release on January 29, 2014. However, for 2013, in light of the impact of significant inflation in Venezuela, in combination with severe governmental restrictions on the ability to convert the local currency to other currencies, the Committee determined that it would use negative discretion to reduce the performance that otherwise would have been calculated under the terms of the 2013 AIP. The impact of this negative discretion is reflected in the following table:

	2013	2012	Change
GAAP net income	$274.2	$193.0	42.1%
Adjustment to state at 2013 incentive exchange rates	12.8	—
Items excluded for incentive purposes:
Gain on disposal of assets including insurance recoveries	(1.0)	(7.9)
Amortization of intangibles of acquired beauty units	4.8	2.0
Impairment of purchase accounting intangible assets	—	76.9
Re-engineering and impairment charges	9.5	22.2
Venezuela devaluation impact on balance sheet position	4.2	—
Negative discretion—Venezuela	(5.3)	—
Tax impact of adjustments	(3.5)	(4.8)
Other	—	(0.1)

Performance for incentive purposes	$295.7	$281.3	5.1%

Based on the net income amounts included in the table above and the Company’s diluted shares outstanding, GAAP diluted earnings per share was $5.17 in 2013 and $3.42 in 2012, an increase of 51 percent, and diluted earnings per share for incentive purposes was $5.57 in 2013 and $4.99 in 2012, an increase of 11.6%.

	2013	2012	Change
Cash flow from operating activities, net of investing activities	$263.4	$233.9	12.6%
Adjustment to state at 2013 incentive exchange rates	17.3	1.3
Items excluded for incentive purposes:
Gain on disposal of assets including insurance recoveries	(6.5)	(7.5)
Re-engineering and impairment charges	6.3	4.3
Impairment of interest rate swaps in connection with new financing	—	10.4
Non-cash excess tax benefits from equity plans	13.8	12.9
Significant capital projects budgeted but unspent	(4.1)	(8.3)
Premium received in connection with new financing, net of amortized interests	(5.8)	—
Venezuela devaluation impact on balance sheet position	(0.9)	—
Negative discretion—Venezuela	(5.3)	—
Other	0.7	0.4

Performance for incentive purposes	$278.9	$247.4	12.7%

Mid- and Long-Term Incentives

A primary objective of the Company’s compensation program is to align executive interests with long-term shareholder value creation. The Committee believes that emphasizing mid- and long-term compensation fosters this alignment. The Company provides such compensation opportunities to NEOs in the form of performance-based cash and equity incentives with the objective of supporting development and execution of long-term operational and strategic plans.

Gainsharing Programs

The Company awards participation in Gainsharing Programs as a retention and performance-based incentive, designed to reward significant growth in certain specific business units or groups of units. The CEO, COO, CFO and other similarly globally focused positions do not participate in any Gainsharing Program. Generally, the programs are established as an opportunity to earn cash awards for results that are beyond the AIP maximum goal established during the first year of each program (the “Baseline Goal”) over a mid-term period that is typically three years. Awards are earned as a percentage of profit generated at performance levels beyond the Baseline Goal in each year. During any year in which the program’s Baseline Goal is exceeded and earnings are awarded, the Baseline Goal is raised to the previous year’s result. In a year where the Baseline Goal was not reached in the previous year, the goal remains unchanged. Performance under the program excludes the same items excluded under the AIP.

Messrs. Skroeder and Drake each currently participate in three-year Gainsharing Programs offering an opportunity to earn as much as $1 million over the entire period. Under their respective programs, performance is measured for each full-year of the program. Exchange rates in place when initially establishing the programs are used to hold foreign currency changes static and awards, if earned, are accrued and paid after the end of the three-year performance period. Incremental profit required to achieve the maximum opportunity under Messrs. Skroeder and Drake’s active Gainsharing Programs require a compound annual growth rate of 15.0 percent and 9.3 percent, respectively.

Messrs. Skroeder and Drake’s programs were each established in February 2012 for the performance-period covering 2012 through 2014, using a Baseline Goal equal to the 2012 AIP maximum profit goal of $172.9 million and $160.3 million, respectively. Mr. Skroeder’s Gainsharing opportunity provides for earnings of 2.0% of incremental profit over that goal, and Mr. Drake’s Gainsharing opportunity provides for earnings of 4.0% of incremental profit over that goal. During performance years 2012 and 2013, results for Mr. Drake’s area of responsibility did not reach the Baseline Goal required to establish earnings under the program.

In 2012, Mr. Skroeder earned $107,996 based on profit over the Baseline goal for that year of $5.5 million, and in 2013 he earned $570,187 based on profit incremental to 2012 of $29.1 million (using 2012 incentive exchange rates). The maximum opportunity Mr. Skroeder has remaining in his existing Gainsharing Program, earnable during the performance year 2014, is $321,817. Amounts earned by Mr. Skroeder through 2013 are deferred until the 2012—2014 performance period has ended.

The following table illustrates Gainsharing Program goals achievement and earned amounts for program cycles that included 2013 for the participating NEOs. The earned awards are included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

Name	Performance Period	Performance Measures	2013 Baseline Goal ($Mil)	2013 Achievement ($Mil)	2013 Award Amount Earned
Christian E. Skroeder	2012 - 2014	Group segment Profit, Asia Pacific	$178.4	$207.5	$570,187

R. Glenn Drake	2012 - 2014	Group Segment Profit, Europe, Africa and the Middle East	160.3	137.0	0

Equity Programs

The Committee grants annual stock-based incentive awards to selected key members of management, including the NEOs, in order to further align their interests with those of the Company’s shareholders and to drive long-term performance. The Committee believes that granting both stock options and performance-based shares is the most effective way to align the Company’s officers, including each of the NEOs, with long-term performance and shareholder value creation.

As outlined throughout this discussion and analysis, the Committee reviewed and altered its philosophy on granting long-term incentive equity awards during the course of 2013, following shareholder and proxy advisory firm outreach efforts. During 2013, the Committee changed the mix of annual equity incentives awarded in order to enhance the pay-for-performance nature of the Company’s program and it changed one of the measures under which Performance Share Program awards will be earned, starting with the 2014—2016 program.

Target awards for officers, including the NEOs, were determined based on the level of the participant and by competitive comparisons described under Compensation Benchmarking. Stock options awarded in November 2013 accounted for 45% of the total equity value awarded to each officer, including the NEOs. This represented a change from 60% of the equity incentive value awarded in previous years. Performance share awards, granted in February 2014 when performance goals were established for the 2014—2016 program, represented 55% of the value of the annual equity grant, an increase from 40% in recent years. The change in weighting will be reflected in the 2014 Summary Compensation Table as the performance shares awarded in February 2013 were granted prior to this change in approach.

Stock Option Program

Stock options require an increase in price in the underlying common stock for the award to ultimately have intrinsic value. The Company’s annual stock option grants, including those made to the NEOs, vest in three equal annual installments and include a ten-year life before expiring, if unexercised. These non-qualified stock options are typically awarded only to those in senior management positions, including all executive officers of the Company.

Performance Share Program

The Company’s officer population is eligible to participate in the Performance Share Program (PSP), a three-year stock-based performance program with annual overlapping award cycles. All executive officers, including the NEOs, were granted awards under the 2013—2015 PSP. Grants of PSP units made during 2013 were based upon a pre-defined number of performance share units, approved by the Committee in November of 2012 during its annual equity award review. The total awarded long-term incentive value, which was based on market data as described above under the heading “Compensation Benchmarking”, was divided into grants of stock options and PSP units according to the design discussed above. Consistent with prior years, the number of units earned can vary from no payout for below threshold performance to 150 percent of target for maximum or better performance. This program provides a mid-term performance horizon to financial measures and goals initially established under the AIP, and pays out in shares, creating additional alignment with shareholder interests. Dividends on performance share grants are paid if and when performance has ultimately been achieved and shares become vested.

For the 2013—2015 program, performance under the PSP grants was measured based on goals for cumulative diluted earnings per share and cash flow before financing activities (“Free Cash Flow”) in constant currency and excluding certain unusual items as described above under the heading “Annual Incentive Program: Goal Setting for 2013”. The earnings per share goal used for the first year was established using the net income expectation for the AIP divided by the estimated number of diluted shares during the first year, which include the impact of prior year and forecast current year share repurchases. For the 2012—2014 and 2013—2015 programs, targets were set using mid-to-high single digit increases in net income plus the impact on diluted shares expected from share repurchases. The program that began in 2011 did not have share repurchases contemplated in setting the cumulative diluted earnings per share goal since the Company did not begin its program to repurchase shares in excess of option exercises until mid-2011, after the goal was set. The target Free Cash Flow goals have been set using the same goal as in the AIP for the first year of the program, with the amounts used for the subsequent years increased by 7%.

As outlined earlier in this discussion and analysis, for the 2014—2016 performance period, the Committee changed the measures used to determine performance under the PSP by replacing cash flow with relative total shareholder return (“rTSR”). Diluted earnings per share will continue to be a second measure of performance under the grant with a weighting of 25% for rTSR and 75% for diluted earnings per share. Performance under the rTSR weighted portion of the PSP award will be measured against a combined group of companies included in the S&P 400 Mid-Cap Consumer Discretionary Index and the 19 companies within the compensation peer group.

2011—2013 Performance Share Program Results

The 2011—2013 Performance Share Program had a target goal of cumulative earnings per share of $12.86, and a cumulative Free Cash Flow target goal of $727.8 million. In addition to target Free Cash Flow and earnings per share goals, the plan included threshold and maximum goals where the threshold for earnings per share and Free Cash Flow was approximately 10 percent and 7 percent below target, respectively, and the maximum for earnings per share and Free Cash Flow was approximately 10 percent and 7 percent higher than the target goal, respectively. Performance targets used for this program in the 2011—2013 cycle for all participants, including each of the NEOs, are set forth in the following table:

2011 - 2013 Performance Share Program Goals	3-Year Cumulative Earnings Per Share	3-Year Cumulative Free Cash Flow
Threshold	$11.57	$655.0
Target	12.86	727.8
Maximum	14.15	800.6

Actual performance under the program was cumulative earnings per share of $15.58 and cumulative Free Cash Flow of $756.5 million resulting in payouts of 134.9 percent of target. The Committee applied the same negative discretion as under the 2013 AIP related to Venezuela in determining performance under this program, which reduced the achievement under the Free Cash Flow measure, although performance under the earnings per share measure was above the maximum goal even with the impact of the negative discretion. The following table illustrates the target and actual number of vested performance shares under the 2011—2013 Performance Share Program, for each of the NEOs.

Name	2011 – 2013 PSP Target Shares	Earned Shares (134.9% of Target)
E.V. Goings	32,600	43,963
Simon C. Hemus	11,150	15,036
Michael S. Poteshman	5,150	6,945
Christian E. Skroeder	4,300	5,799
R. Glenn Drake	4,300	5,799

Stock Ownership Requirements and Anti-Hedging and Pledging Policies

The Committee requires all officers, including the NEOs, to acquire and hold an amount of Company stock equal to a multiple of annual salary. The CEO’s multiple is five times annual salary and the remaining NEOs’ multiples are three times annual salary. The requirement includes a phase-in period for new officers and counts shares that would be awarded under running performance share programs if forecast performance is achieved. As of December 28, 2013, all NEOs were in compliance with the Company’s stock ownership requirements.

NEOs may not hedge the economic risks involved in the ownership of Company stock through the use of derivative instruments. The Company’s stock trading policy prohibits trading in exchange-based derivatives such as puts, calls, spreads, straddles, etc. related to the Company’s securities, including any publicly-traded debt securities, and it prohibits short selling and pledging of the Company stock.

Health and Welfare Plans and Perquisites

The NEOs receive certain competitive health and welfare benefits, as well as perquisites. Health and welfare benefits include medical, dental, disability and basic life insurance similar to that provided to other employees. For executive officers appointed prior to January 1, 2011, the Company maintains an executive life insurance program which provides an additional coverage amount equal to one year’s salary capped at $700,000. Executive officers appointed after that date are not eligible for this benefit.

Executive officers are also eligible for the following perquisites: car allowance, executive physical, matching contributions on certain charitable gifts, financial and tax planning, and for the CEO and COO country club membership dues. Additionally, Mr. Goings is allowed personal use of the Company’s leased aircraft provided that he reimburses the Company. For 2013, he has satisfied the reimbursement. Perquisites and health and welfare benefits described above are offered in order to provide a total compensation package that is competitive with the marketplace for senior level executives as determined by evaluating peer and survey data.

Expatriate Benefits

Messrs. Skroeder and Drake, as employees on international assignments, receive certain expatriate benefits consistent with the Company’s policy. Expatriate benefits are provided to offer protection to employees, including NEOs, from personal financial losses resulting from international assignments. Benefits fall into the following categories: goods and services, housing, income taxes, and reserve. The Company’s philosophy is that an expatriate’s reserve (or savings) should remain unaffected by an international assignment, thus allowances may be made for incremental tax, storage, home leave, language training, relocation costs, immigration fees, and other items that may be considered on a case-by-case basis.

Retirement and Savings Plans

Plans for NEOs based in the United States include a qualified base retirement (defined benefit) plan that was frozen in 2005, a qualified retirement savings (401(k)) plan and a supplemental retirement plan (defined benefit portion frozen in 2005). Mr. Skroeder, as an employee based in Switzerland, participated in a separate pension plan in lieu of the programs for U.S.-based employees until August 2013 when he reached age 65. After that time, Mr. Skroeder was no longer eligible to participate in the Swiss plan and, in accordance with plan requirements, received a distribution. Pursuant to the Company’s Executive Deferred Compensation Plan certain executives, including NEOs based in the United States, may defer compensation. All plans are discussed in detail in the “Pension Benefits” and “2013 Non-Qualified Deferred Compensation” sections.

The CEO participates in a supplemental executive retirement program (“SERP”), which was implemented in 2003. An important retention element of the CEO’s total compensation in years past, the SERP program reached its maximum service limit when Mr. Goings’ surpassed 20 years of service during 2012. The CEO is the only participant in the SERP, and the Company does not intend to add additional participants in the future. The SERP was designed to provide a total retirement value for the CEO under the context that the CEO would not receive duplicative retirement payments. The SERP’s total benefit is expected to be reduced each year going forward by the impact of actuarial assumptions and it will be reduced by Company contributions and earnings in the defined contribution and the frozen defined benefit programs described above. For additional information on the CEO SERP program, please see the “Pension Benefits” section below.

Change-in-Control and Severance Agreements

The Company has entered into change-in-control agreements with its NEOs. In the event of a change-in-control these agreements provide benefits in lieu of the benefits offered under the Company’s severance policy generally applicable to employees. Change-in-control agreements have been implemented due to the Committee’s desire to provide that in the event of a threatened change-in-control, adequate retention devices would be in place to assure that senior management continues to operate the business through the conclusion of a change-in-control transaction. This program was designed with the advice of the Committee’s independent compensation consultant, Aon Hewitt, and serves to attract and retain executives by providing a competitively designed element of executive compensation. Please see the heading “Change-in-Control Payments” on page 37, for a discussion on the elimination of tax gross-up benefits under certain change-in-control agreements.

In addition, the Company entered into a severance agreement in 2003 with the CEO for situations not connected with a change-in-control, pursuant to which he would be paid two times the sum of his base salary and target bonus and receive other benefits in the event his employment is terminated without “cause” by the Company or terminated by the CEO with “good reason,” each as defined in the agreement. Other benefits include the vesting of certain long-term incentive awards and twenty-four months of continued medical and dental insurance coverage. The payments under this contract would reduce on a dollar-for-dollar basis any amounts paid under his change-in-control agreement. The Committee deemed such an agreement, including the level of benefit to be paid, to be appropriate in the market and to serve as a useful retention device for the CEO. In keeping with good governance practices, the Company has adopted a policy that it will not enter into additional severance agreements (outside those related to a change-in-control).

Administration and Oversight

The Committee establishes and oversees the Company’s compensation program within the context of its objectives. Recommendations are made consistent with the methodology discussed above under the headings “Role of the Committee and Management in Compensation Decisions”, “Compensation Benchmarking”, “Short-Term Cash Compensation” and “Mid- and Long-Term Incentives” sections. The Committee reviews these recommendations, as well as specific salaries and incentive programs for corporate officers. Based on this review, the Committee approves the annual incentive opportunities and recommends for the approval of the full Board of Directors salaries for executive officers at or above the level of senior vice president, including the NEOs.

Compliance with Internal Revenue Code Section 162(m)

Under Section 162(m) of the Internal Revenue Code, generally U.S. based NEO (other than the Chief Financial Officer) compensation over $1 million for any year is not deductible for United States income tax purposes. However, performance-based compensation is exempt from the deduction limit if certain requirements are met. The Committee considers this exemption when making its compensation decisions to the extent practicable, while satisfying the Company’s compensation policies and objectives. Because the Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet the standards of Section 162(m) when necessary to enable the Company to continue to attract, retain and motivate highly-qualified executives, it reserves the authority to forego deductibility under Section 162(m).

Recapture of Awards and Payments

The Company has a “clawback” policy under which any previous cash payment, deferral of cash payment, or delivery of common stock for any incentive compensation award payout shall be subject to recovery upon the occurrence of a triggering event. A triggering event is the misstatement of the Company’s previously reported financial results due to the error, omission, fraud or other misconduct of an employee of the Company or any of its subsidiaries, including a misstatement that leads to a restatement of previously issued financial statements. The amount subject to recovery from a participant shall be the amount by which the affected award exceeded the amount that would have been payable had the financial information been initially prepared as adjusted to correct for the misstatement, or any lesser amount that the Committee may determine. In 2013, no such triggering event or recovery occurred.

Changes to Compensation Following 2013

Special Retention Award in 2014

The Company desires that Mr. Hemus continue to work for the Company and continue his critical focus on developing and implementing the Company’s mid- and long-term business strategies. In light of this, during its February 2014 meeting, the Committee approved a special restricted stock unit award to Mr. Hemus of 50,000 shares, with an approximate grant date fair value of $4,000,000. The grant will cliff vest on December 29, 2017, contingent on Mr. Hemus’ continued employment through that date and his agreeing not to provide services to a competitor following his retirement.

The grant date fair value of this award was disclosed through an 8-K filing when the grant was made and will be included in the Summary Compensation Table in 2015. The Committee considers the grant date fair value of this strategic retention award incremental to its targeting Mr. Hemus’ total compensation at the 75th percentile of the compensation peer group. The Committee believes that this award is appropriate and provides value to shareholders by helping to ensure a smooth transition in leadership and a focus on the implementation of the Company’s strategic objectives.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the 2013 fiscal year and in this 2014 proxy statement. Members of the Committee are:

Joyce M. Roché, Chair

Joe R. Lee

Antonio Monteiro de Castro

Robert J. Murray

M. Anne Szostak

2013 SUMMARY COMPENSATION TABLE

The following table sets forth the total compensation of each of the Company’s named executive officers (NEOs), including the Chief Executive Officer and the Chief Financial Officer, for the years ended December 28, 2013, December 29, 2012, and December 31, 2011, to the extent that such individuals were NEOs during such periods.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
E. V. Goings	2013	$1,178,661	$0	$2,167,275	$1,935,850	$1,992,274	$0	$539,994	$7,814,054
Chairman & CEO	2012	1,142,378	0	1,796,025	2,502,718	2,830,408	2,968,738	622,079	11,862,346
	2011	1,136,448	0	1,785,176	2,375,731	2,225,960	2,985,546	523,465	11,032,325

Simon C. Hemus	2013	695,071	0	705,350	702,324	969,873	n/a	294,695	3,367,313
President & COO	2012	675,363	0	583,125	813,924	1,377,891	n/a	313,484	3,763,787
	2011	677,323	0	610,574	771,895	1,100,631	n/a	259,893	3,420,315

Michael S. Poteshman	2013	481,361	0	405,872	328,866	435,504	0	143,124	1,794,727
EVP & CFO	2012	464,065	0	314,110	468,891	608,513	17,988	144,891	2,018,458
	2011	466,513	0	282,014	415,487	474,577	46,184	129,350	1,814,125

Christian E. Skroeder(7)	2013	613,566	0	271,895	131,546	1,192,375	465,528	122,722	2,797,633
Group President, Asia Pacific	2012	590,943	0	223,920	818,763	806,840	272,498	661,916	3,374,880
	2011	564,185	0	235,468	297,330	1,002,780	249,200	853,828	3,202,791

R. Glenn Drake(8)	2013	401,055	0	271,895	131,546	262,696	0	471,211	1,538,402
Group President, Asia Pacific

(1)

Includes amounts held in the Retirement Savings Plan that were deferred pursuant to Section 401(k) of the Internal Revenue Code (the “Code”), and amounts deferred under the Executive Deferred Compensation Plan, as well as Code Section 125 contributions to the Flexible Benefits Plan.

(2)

Amounts represent the aggregate grant date fair value of stock awards made during the fiscal year computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). All of the awards included in this column are subject to performance conditions and are reported in the table based on the target achievement of the underlying performance conditions. Assuming that the highest level of performance conditions were to be achieved, for fiscal year 2013, the grant date fair value for each NEO would be as follows: Mr. Goings, $3,250,913; Mr. Hemus, $1,058,025; Mr. Poteshman, $608,808; and Messrs. Skroeder and Drake, $407,843. The assumptions used in the valuations may be found in Note 14 of the Company’s 2013 Annual Report on Form 10-K.

(3)

Amounts represent the aggregate grant date fair value of option awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The grant-date fair value was determined using a Black-Scholes valuation applied to the number of shares granted under an option. The assumptions used in the Black-Scholes valuations and the resulting values per share may be found in Note 14 of the Company’s 2013 Annual Report on Form 10-K.

(4)

For 2013, the amounts reported in this column represent actual payouts under the Company’s AIP relating to 2013 performance and paid in March 2014. For Mr. Skroeder, the amount reported in this column also includes $570,187 representing the amount earned under his Gainsharing program as described above under the heading Mid- and Long-Term Incentives—Gainsharing Programs.

(5)

Amounts represent the actuarial increase in the present value of the NEO’s benefit under the Company’s pension plans determined using interest rate and mortality rate assumptions consistent with those used in determining the amounts in the Company’s financial statements. The Company’s U.S. plan was frozen in 2005. Mr. Hemus was hired after the plan freeze date and therefore is not eligible to participate in the Company’s pension plans. Mr. Skroeder is not a U.S.-based executive and, therefore, is not eligible to participate in the U.S. plans; instead, he was, until he received a mandated distribution under the plan in August 2013, a participant in the Fondation Collective LPP de la Rentenanstalt (the “TEAM Pension Plan”). The following table includes the actuarial increase/decrease in the present value of the NEOs’ benefits by plan:

Name	Qualified Base Retirement Plan	Non-Qualified Defined Benefit Supplemental Plan	Supplemental Executive Retirement Plan (SERP)	TEAM Pension Plan		Total
E. V. Goings	$10,019	$47,167	$(3,209,334)	$	n/a	$(3,152,148)
Simon C. Hemus	n/a	n/a	n/a		n/a	n/a
Michael S. Poteshman	(16,751)	(5,848)	n/a		n/a	(22,599)
Christian E. Skroeder	n/a	n/a	n/a		465,528	465,528
R. Glenn Drake	(18,571)	(8,623)	n/a		n/a	(27,194)

The increases reported above are, as applicable, a result of increases in final average earnings, age, and additional years of service, as well as decreases in the effective long-term lump sum conversion interest and pre-retirement discount rates. References to “n/a” mean not applicable.

(6)

For 2013, the All Other Compensation column includes amounts related to executive perquisites provided by the Company, which may include executive physical, club dues, company car, financial and tax services, life insurance premiums, dividends paid on performance shares vested in 2013 and restricted stock and contributions provided by the Company pursuant to either the Tupperware Brands Corporation Retirement Savings Plan and/or the defined contribution portion of the Tupperware Brands Corporation Supplemental Plan. The following table illustrates each of the applicable amounts included in the 2013 Summary Compensation Table under the heading All Other Compensation.

Mr. Skroeder’s noted expatriate assignment benefits are shown in the aggregate and consist of (i) $22,048 for goods and services, (ii) $97,478 for housing, (iii) $215,507 related to payment of foreign taxes, minus tax equalization payments made by the NEO to the Company during 2013 of $349,885, (iv) $36,646 related to home leave and (v) $6,028 for miscellaneous expenses. Mr. Drake’s noted expatriate assignment benefits are shown in the aggregate and consist of (i) $78,335 for goods and services, (ii) $97,895 for housing, (iii) $287,712 related to payment of foreign taxes, less tax equalization payments made during 2013 of $327,168, (iv) $30,766 related to home leave, (v) $10,124 related to relocation during 2013 and (vi) $170,203 in various allowances related to his assignment. The expatriate benefits are valued based on the aggregate incremental cost to the Company and represent the amounts paid directly to, or on behalf of, Messrs. Skroeder or Drake, as applicable.

Item	(E. V.) Rick Goings	Simon C. Hemus	Michael S. Poteshman	Christian E. Skroeder	R. Glenn Drake
Executive Physical	$—	$4,217	$4,217	$—	$—
Club Dues	23,508	26,902	—	—	—
Car Allowance	14,089	13,200	13,200	—	13,200
Financial / Tax Services	—	5,500	998	—	5,500
Expatriate Benefits	—	—	—	27,821	347,866
Expatriate Benefits Gross-Up	—	—	—	—	19,897
DC Portion of the TW Retirement Savings Plan Company Contribution	21,962	21,813	21,813	—	21,813
DC Portion of the TW Supplemental Plan Company Contributions	336,207	162,060	78,103	—	39,837
Company Contributions to TEAM Pension Plan	—	—	—	72,855	—
Life Insurance Premiums	1,687	1,515	1,031	1,255	869
Company Match on Charitable Contributions	—	2,500	50	—	—
Dividends	142,541	56,988	23,712	20,791	22,229

All Other Compensation	$539,994	$294,695	$143,124	$122,722	$471,211

(7)

Mr. Skroeder’s compensation is converted to U.S. dollars from Swiss francs using the year-end exchange rate for each year reported, 1.071 dollars per franc for 2011, 1.092 dollars per franc for 2012 and 1.114 dollars per franc for 2013.

(8)	Mr. Drake was not an NEO during 2012 or 2011.

2013 GRANTS OF PLAN-BASED AWARDS

The following table sets forth grants of non-equity performance-based awards and equity-based compensation awards made to the NEOs during 2013.

Name and award program	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (3)	All Other Option Awards: Number of Securities Underlying Options (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5)
		Threshold	Target	Maximum	Threshold #	Target #	Maximum #
E. V. Goings
Annual Incentive Program	n/a	$769,194	$1,538,387	$3,076,775
Performance Share Program	02/19/2013				6,875	27,500	41,250				$2,167,275
Stock Options	11/07/2013								69,460	$86.32	1,935,850

Simon C. Hemus
Annual Incentive Program	n/a	374,457	748,913	1,497,826
Performance Share Program	02/19/2013				2,238	8,950	13,425				705,350
Stock Options	11/07/2013								25,200	86.32	702,324

Michael S. Poteshman
Annual Incentive Program	n/a	168,143	336,286	672,572
Performance Share Program	02/19/2013				1,288	5,150	7,725				405,872
Stock Options	11/07/2013								11,800	86.32	328,866

Christian Skroeder
Annual Incentive Program	n/a	178,843	357,686	715,373
Performance Share Program	02/19/2013				863	3,450	5,175				271,895
Stock Options	11/07/2013								4,720	86.32	131,546

R. Glenn Drake
Annual Incentive Program	n/a	118,969	237,937	475,874
Performance Share Program	02/19/2013				863	3,450	5,175				271,895
Stock Options	11/07/2013								4,720	86.32	131,546

(1)	Represents the range of possible future payouts under the AIP. Messrs. Skroeder’s and Drake’s Gainsharing Programs each commenced prior to 2013 and are not included in the 2013 Grants of Plan-Based Awards table.

(2)	Represents the number of performance shares awarded under the 2013-2015 Performance Share Program.

(3)	During 2013, no NEO received time-vested restricted stock awards.

(4)	Represents stock options awarded under the 2010 Incentive Plan. Option awards were granted with an exercise price equal to the closing price on the New York Stock Exchange of a share of common stock on the grant date. These options vest one-third on each of the first, second, and third anniversaries of the grant date and have a 10-year term.

(5)	Reflects the aggregate grant date fair value of the award determined pursuant to FASB ASC Topic 718 and, for awards subject to performance-based conditions, is calculated based on target achievement of the underlying performance conditions.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2013

The following table provides information regarding outstanding equity awards held by each of the NEOs as of December 28, 2013, incorporating the closing Company stock price on that date of $94.91 per share.

	Option Awards					Stock Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
E.V. Goings	127,500	0		23.49	11/16/15
	127,500	0		20.83	11/01/16
	117,000	0		33.77	11/01/17
	236,600	0		17.54	11/18/18
	44,600	0		17.36	02/16/19
						150,000	(1)	14,236,500
	127,450	0		48.30	11/17/19
	139,900	0		47.31	11/03/20
						43,963	(2)	4,172,528
	81,766	40,884	(3)	54.92	11/15/21
									43,313	(4)	4,110,789
	42,433	84,867	(5)	61.03	11/07/22
									41,250	(6)	3,915,038
	0	69,460	(7)	86.32	11/06/23

Simon C. Hemus						100,000	(1)	9,491,000
	15,950	0		47.31	11/03/20
						15,036	(2)	1,427,067
	13,283	13,284	(3)	54.92	11/15/21
									14,063	(4)	1,334,672
	13,800	27,600	(5)	61.03	11/07/22
									13,425	(6)	1,274,167
	0	25,200	(7)	86.32	11/06/23

Michael S. Poteshman	21,250	0		48.30	11/17/19
	22,100	0		47.31	11/03/20
						6,945	(2)	659,150
	14,300	7,150	(3)	54.92	11/15/21
									7,575	(4)	718,943
	7,950	15,900	(5)	61.03	11/07/22
									7,725	(6)	733,180
	0	11,800	(7)	86.32	11/06/23

Christian E. Skroeder	18,050	0		48.30	11/17/19
	18,400	0		47.31	11/03/20
						5,799	(2)	550,383
	10,233	5,117	(3)	54.92	11/15/21
	0	24,300	(8)	62.20	02/27/22
									5,400	(4)	512,514
	5,300	10,600	(5)	61.03	11/07/22
									5,175	(6)	491,159
	0	4,720	(7)	86.32	11/06/23

R. Glenn Drake	18,400	0		47.31	11/03/20
						5,799	(2)	550,383
	10,233	5,117	(3)	54.92	11/15/21
									5,400	(4)	512,514
	5,300	10,600	(5)	61.03	11/07/22
									5,175	(6)	491,159
	0	4,720	(7)	86.32	11/06/23

(1)	Time-vested restricted stock will vest on 12/31/2014 and did vest on 3/7/2014 for Messrs. Goings and Hemus, respectively.

(2)	Performance shares pursuant to the 2011—2013 Performance Share Program. Number of shares is reported at 134.9% achievement level. The performance shares vested on February 20, 2014.

(3)	Option will vest on 11/16/2014.

(4)	Performance shares pursuant to the 2012—2014 Performance Share Program. Number of shares is reported at maximum achievement level. The performance shares will vest in February 2015 if performance conditions are met.

(5)	Option will vest in two equal annual installments beginning 11/8/2014.

(6)	Performance shares pursuant to the 2013—2015 Performance Share Program. Number of shares is reported at maximum achievement level. The performance shares will vest in February 2016 if performance conditions are met.

(7)	Option will vest in three equal annual installments beginning 11/7/2014.

(8)	Option will vest on 8/21/16.

OPTION EXERCISES AND STOCK VESTED IN 2013

The following table sets forth stock option exercises and stock vested for the NEOs during the year ended December 28, 2013.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
E.V. Goings	151,400	$9,130,079	38,629	$3,044,351

Simon C. Hemus	111,000	3,304,762	15,444	1,217,142

Michael S. Poteshman	99,350	5,537,971	6,426	506,433

Christian E. Skroeder	84,200	5,280,234	5,477	431,642

R. Glenn Drake	30,100	1,376,462	6,024	474,751

PENSION BENEFITS

The following table sets forth all pension benefits for the Company’s NEOs as of and for the year ended December 28, 2013.

2013 PENSION BENEFITS TABLE

Name(1)	Plan Name	Number of years credited service (#)(2)	Present value of accumulated benefit ($)(3)	Payments during last fiscal year ($)
E. V. Goings	Tupperware Brands Corporation Base Retirement Plan	13	$390,498	$0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	13	1,838,513	0
	Supplemental Executive Retirement Plan (SERP)	20	20,182,427	0
Simon C. Hemus(4)	Tupperware Brands Corporation Base Retirement Plan	n/a	n/a	n/a
	Tupperware Brands Corporation Supplemental Plan (DB portion)	n/a	n/a	n/a
Michael S. Poteshman	Tupperware Brands Corporation Base Retirement Plan	12	118,484	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	12	41,365	0
Christian E. Skroeder	TEAM Pension Plan	25	0	4,290,930
Glenn Drake	Tupperware Brands Corporation Base Retirement Plan	21	356,864	0
	Tupperware Brands Corporation Supplemental Plan (DB portion)	21	165,706	0

(1)	All participating NEOs except Mr. Poteshman are currently eligible for retirement under each of the plans reported in the table.

(2)

Under the Tupperware Brands Corporation Base Retirement Plan and the Tupperware Brands Corporation Supplemental Plan (DB portion), the number of years of credited service is less than actual years of service because the plans were frozen in 2005.

(3)

The assumptions used for such present values of accumulated benefits are consistent with those used in the Company’s financial statements. See Note 13 in the Company’s Annual Report on Form 10-K for the year ended December 28, 2013. Since the CEO is over the Normal Retirement Age (65) the pre-retirement discount rate does not apply to his benefits.

(4)	Mr. Hemus was hired after the plan freeze date and therefore is not eligible to participate in these plans.

Base Retirement Plan

The Company’s Base Retirement Plan (“BRP”) is a defined benefit plan with an annual normal retirement (age 65) benefit defined as 1 percent of qualified earnings (base salary plus incentive bonus) plus prior plan participation benefits. The BRP was frozen as of June 30, 2005, and does not provide any benefit accruals after that date. Early retirement eligibility is defined as at least age 55 with 10 or more years of service upon separation from the Company. There is an early retirement reduction factor for an active employee entering retirement that is 0.2 percent per month from age 62 to 65 and 0.4 percent per month prior to age 62. Upon retirement, participants may elect to receive the benefit in the form of a (1) single sum payment; (2) single life annuity; (3) ten year certain and continuous option; or (4) joint and survivor annuity option with the survivor level at 50 percent, 66 2/3 percent, 75 percent or 100 percent. Participants may receive a lump sum payment if they leave the Company pre-retirement.

Supplemental Plan (Defined Benefit Portion)

The defined benefit portion of the Tupperware Brands Corporation Supplemental Plan (the “Supplemental Plan”) accounts for benefits that would have been earned under the BRP were it not for limits imposed under

Sections 415 and 401(a)(17) of the Code. Accruals under the defined benefit portion of the Supplemental Plan were also frozen as of June 30, 2005. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant. A lump sum payout may be taken if a participant leaves the Company pre-retirement.

Supplemental Executive Retirement Plan

The CEO also participates in a SERP, which based on his greater than 20 years of service provides for a benefit of 60 percent of final average SERP pay. Final average SERP pay means the average of the three highest annual cash compensation amounts, taking into account salary plus non-equity incentive plan compensation, during the last five years of service. The Company has not implemented a SERP for any other executive and it does not intend to add additional participants in the future. The described benefit under this SERP was implemented under the condition that the CEO would not receive duplicative retirement payments. The ultimate SERP benefit will be reduced by benefits under the BRP and the Supplemental Plan (defined benefit portion) and the lump sum actuarial value of Company contributions and the investment returns on those contributions under the Retirement Savings Plan and the Supplemental Plan (defined contribution portion) and will be paid out upon the CEO’s retirement, in a lump sum. As of December 28, 2013, the present value of the CEO’s accumulated net benefit under the SERP was $20,182,427, after reducing the gross benefit by $6,954,026 in offsets from other Company retirement plans, and is calculated as if the CEO had retired on the December 28, 2013 valuation date using a 4.25 percent effective long-term lump sum conversion interest rate. However, the actual retirement date of the CEO has not been determined. The SERP’s total benefit is expected to be reduced each year going forward by the impact of actuarial assumptions and it will also be adjusted for changes in the actuarial value of Company contributions and investment returns in the defined contribution plans and changes in the actuarial value of the frozen defined benefit plans.

TEAM Pension Plan

Mr. Skroeder, as an employee based in Switzerland, participated in a separate pension plan in lieu of the programs for U.S.-based employees until he reached age 65 in August 2013. As of that date, he was no longer eligible to participate in the Swiss plan and, in accordance with plan requirements, received a distribution.

2013 NON-QUALIFIED DEFERRED COMPENSATION

Executive Deferred Compensation Plan

Pursuant to the Company’s Executive Deferred Compensation Plan (the “EDCP”), certain executives, including the NEOs, may defer compensation. Elections are made by eligible executives in June of the current plan year for current year annual incentive payout deferral and in December prior to the start of each year for subsequent year salary deferral. An executive may defer up to 50 percent of base salary and all or a portion of his or her annual incentive compensation. Deferred amounts accrue investment gains or losses equal to the gains or losses under the participant-selected investment funds shown below, which had the following annual rates of return for the year ended December 31, 2013 as reported by Fidelity Investments, the administrator of the program:

Name of Fund	Rate of Return
Fidelity Cash Reserves	0.01%
Spartan U.S. Bond Index Fund Advantage Class	-2.24%
Spartan® Extended Market Index Fund Advantage Class	38.23%
Spartan® 500 Index Fund Advantage Class	32.33%
Spartan® International Index Fund Advantage Class	21.80%

An executive may elect an in-service distribution under the EDCP. He or she must specify at the time of the deferral election, the date that payments are to begin and whether distribution will be through a lump sum payment or a series of annual installments over 5, 10 or 15 years. Deferrals for each plan year must remain in the plan a minimum of three years. In the case of retirement or termination, an executive will be paid no earlier than six months following the executive’s retirement or termination date.

Select Deferred Compensation Plan

The Select Deferred Compensation Plan (the “SDCP”) was created by the Company in June 2008 in order to provide continued deferred compensation opportunity to Mr. Hemus as a result of termination of a similar arrangement with his former employer, Sara Lee Corporation, a division of which was acquired by the Company in 2005. The balance in the account was adjusted as of the last day of 2013 to reflect the 3.46% average 2013 rate of return on 30 year U.S. treasury bonds. Under the plan, Mr. Hemus will be paid an amount equal to his account balance in the form of a cash lump sum, as soon as administratively possible after his departure from the Company.

Supplemental Plan (Defined Contribution Plan Portion)

The defined contribution portion of the Company’s Supplemental Plan serves as a spill-over plan for participants with compensation that results in deferrals that exceed the limitation under Section 401(a)(17) of the Code. The participant may not continue to defer his or her own earnings, but receives credit for all employer contributions. The defined contribution portion of the Supplemental Plan also provides an age-graded allocation (2 to 12 percent of earnings in excess of $120,000; subject to age-graded maximums) to a closed group of employees who as of June 30, 2005 were in a position of Director level or above (excluding the CEO) whose annual rate of base pay on June 30, 2005 exceeded $120,000, and who are actively employed as of each fiscal year end. The interest credited to participants’ accounts in 2013 equals the 3.46% average 2013 rate of return on 30 year U.S. treasury bonds. Payout from this account may be by installments or in a lump sum, as elected in the enrollment materials completed by the participant. The following table sets forth the deferred compensation activity under the EDCP, SDCP and the defined contribution portion of the Supplemental Plan, if any, for the Company’s NEOs as of and for the fiscal year ended December 28, 2013. Mr. Skroeder was not eligible to participate in the deferred compensation plans.

2013 NON-QUALIFIED DEFERRED COMPENSATION TABLE (1)

Name	Plan Name	Executive Contributions in FY 2013 ($)(2)	Registrant Contributions in FY 2013 ($)(2)	Aggregate Earnings in FY 2013 ($)	Aggregate Distributions in FY 2013 ($)	Aggregate Balance at December 28, 2013 ($)(3)
E. V. Goings	Tupperware Brands Corporation Supplemental Plan (DC portion)	$0	$336,207	$184,790	$0	$5,638,113
	Tupperware Brands Corporation Executive Deferred Compensation Plan	0	0	975,334	0	3,746,341
Simon C. Hemus	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	162,060	28,256	0	901,849
	Tupperware Brands Corporation Select Deferred Compensation Plan	0	0	1,209	0	38,598
Michael S. Poteshman	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	78,103	21,752	0	681,274
R. Glenn Drake	Tupperware Brands Corporation Supplemental Plan (DC portion)	0	39,837	26,276	0	804,316

(1)

In 2013, the interest rate earned under the Supplemental Plan was 3.46%. The only NEO who participated in the EDCP in 2013 was Mr. Goings, under which the investment return of $975,334 was 35.2 percent. Mr. Hemus is the only participant in the SDCP, under which interest earned was 3.46% during 2013, with earnings of $1,209.

(2)	All Executive and Registrant contributions are included in the Summary Compensation Table.

(3)	Amounts include Executive and Registrant Contributions, including those indicated over the previous five years as follows:

Name	Executive and Registrant Contributions in FY 2012($)	Executive and Registrant Contributions in FY 2011($)	Executive and Registrant Contributions in FY 2010($)	Executive and Registrant Contributions in FY 2009($)	Executive and Registrant Contributions in FY 2008($)
E. V. Goings	$278,979	$327,964	$309,185	$247,950	$2,371,565
Simon C. Hemus	135,780	160,309	152,204	118,350	130,919
Michael S. Poteshman	64,950	68,029	59,314	52,380	50,089
R. Glenn Drake	29,019	46,461	56,394	39,605	37,495

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-in-Control Payments

Each NEO is a party to a change-in-control agreement with the Company under which, in certain circumstances, payments, including perquisites and health and welfare benefits, would be paid by the Company in the event of a change-in-control and a termination of the NEO’s employment within a two-year period after the change-in-control. A termination would only trigger payments if made by the Company other than for “cause” or “disability,” or by the executive upon “good cause,” which would involve a substantial diminution of job duties, a material reduction in compensation or benefits, a change in reporting relationship, a relocation or increased business travel, a failure of a successor company to assume the agreement or a breach of the agreement by the Company or a successor company.

A change-in-control is generally defined to mean an acquisition by one investor of over 20 percent of the Company’s capital stock, the replacement of a majority of the Company’s incumbent directors, shareholder approval of a complete liquidation or dissolution of the Company, or the consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

The payments to a NEO under these change-in-control employment agreements would be made in a lump sum and would include a pro-rata amount of any running AIP or long-term cash incentive program at target level, other than any Gainsharing Program as those do not generate a change-in-control payment, as well as an amount equal to three times the sum of the NEO’s annual base salary plus AIP at target level for the year of termination. The NEOs would also receive health and welfare benefits for a three-year period; car allowance, financial planning, executive physical, and club membership, if applicable, for a one-year period; and a one-time payment for outplacement services of up to $50,000.

The change-in-control agreements also include (except as noted below) a modified gross-up provision, pursuant to which the Company will “gross-up” a NEO for the amount of any excise tax (and the amount of any income tax that is owed on such gross-up payment) that becomes due under Sections 280G and 4999 of the Code as a result of payments under the change-in-control agreements. The agreements provide that a NEO will be entitled to such a gross-up if the total amount of the payments owed under the change-in-control agreement is equal to at least 120% of the highest amount that the executive would be entitled to receive without becoming subject to the excise tax. If, however, the amount that the executive would receive under the change-in-control agreement is less than 120% of the highest amount that the executive would be entitled to receive under the change-in-control agreement without becoming subject to the excise tax, the amount that would be paid to the NEO under the change-in-control agreement would be reduced to the amount at which no excise tax would apply. The Company has adopted a policy that subsequent to January 1, 2009, any new change-in-control agreement, or a change-in-control agreement that is substantially amended, shall not include any tax gross-up provisions.

Under the terms of the Company’s shareholder-approved incentive plan, if there were a change-in-control and the executive’s employment were terminated, there would be the following payments or benefits in addition to those in the change-in-control agreements: (i) long-term performance-based equity incentive plans would be deemed earned and paid in a lump sum on a pro-rata basis at target level for the period of such plan to and including the date of the change-in-control (without any duplication for any payment under the change-in-control employment agreements described above); (ii) all outstanding stock options would be immediately vested and exercisable; and (iii) restrictions upon all outstanding restricted stock awards would be eliminated and such shares would be distributed to the NEOs. The amounts of the benefits that the NEOs would receive as described above under the change-in-control employment agreements were established using competitive information about the market at the time the agreements were established.

Severance Agreement with CEO

In addition to the above, the CEO is a party to a severance agreement with the Company, pursuant to which a severance payment would be made in the event of an involuntary termination without “cause” or a termination initiated by the CEO with “good reason,” each as defined by the agreement. The severance payments under the agreement would be in the form of a lump sum payment and would include (i) unpaid salary and expenses and accrued vacation pay, (ii) a pro-rata payment for the period up to and including the date of the termination under the AIP for the year of termination based on actual full-year performance of the Company, (iii) an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest target annual non-equity incentive plan amount in effect during the 12 months preceding the date of termination, irrespective of actual performance by the Company under such plan, (iv) two years of medical and dental insurance coverage, and (v) an outplacement service fee of up to $75,000. Under the severance agreement, the CEO is bound by restrictive covenants relating to confidentiality, non-competition, non-solicitation and non-disparagement. Such restrictive covenants are unlimited in time, except for non-competition and non-solicitation, which are for a twenty-four month period. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments received by the CEO under the above-described change-in-control employment agreement. In the event of a triggering termination of employment under the above severance agreement, the CEO would also receive payments disclosed under the preceding tables relating to pension benefits and non-qualified deferred compensation plans. The amounts of the benefits that the CEO would receive under the severance agreement were established based upon advice received by the Committee from its compensation consultant, using competitive information about the market at the time.

Other Termination Provisions

The Company’s incentive plans also provide for payments to NEOs in the event of termination under certain circumstances not related to change-in-control, such as death, disability, retirement, and job elimination.

The following table quantifies the potential contractual and/or plan termination and change-in-control payment amounts assuming hypothetical triggering events had occurred as of December 28, 2013. The price per share of the Company’s stock as of the fiscal year-end used in calculating the value of outstanding stock was $94.91.

2013 PAYMENTS UPON HYPOTHETICAL TERMINATION AND TERMINATION FOLLOWING A CHANGE-IN-CONTROL

Name	Item of Compensation	Termination Upon Death	Termination Upon Disability	Termination Upon Retirement	Involuntary Termination Not for Cause or for Good Reason	Termination for Cause	Voluntary Resignation	Termination Upon Change in Control (8)
E.V. Goings	AIP(1)	$1,992,274	$1,992,274	$1,992,274	$1,992,274	—	—	$1,538,387
	Performance Share Program(2)	8,169,761	8,169,761	8,169,761	—	—	—	6,056,197
	Unvested Stock Option and Restricted Stock Awards(3)	19,343,407	5,106,907	5,106,907	3,271,485	—	—	19,343,407
	Value of Benefits(4)	—	—	—	124,896	—	—	181,860
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	—
	Multiple of Salary and AIP Payments(6)	—	—	—	5,407,665	—	—	8,111,497
	Executive Life Benefit(7)	700,000	—	—	—	—	—	—
	Total Payments	30,205,442	15,268,942	15,268,942	10,796,320	—	—	35,231,348

Simon C. Hemus	AIP(1)	969,873	969,873	969,873	969,873	—	—	748,913
	Performance Share Program(2)	2,729,782	2,729,782	2,729,782	—	—	—	2,023,569
	Unvested Stock Option and Restricted Stock Awards(3)	11,173,783	1,682,783	1,682,783	1,070,927	—	—	11,173,783
	Value of Benefits(4)	—	—	—		—	—	177,403
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	—
	Multiple of Salary and AIP Payments(6)	—	—	—	—	—	—	4,289,229
	Executive Life Benefit(7)	681,000	—	—	—	—	—	—
	Total Payments	15,554,438	5,382,438	5,382,438	2,040,800	—	—	18,412,897

Michael S. Poteshman	AIP(1)	435,504	435,504	435,504	435,504	—	—	336,286
	Performance Share Program(2)	1,369,350	1,369,350	1,369,350	—	—	—	1,015,068
	Unvested Stock Option and Restricted Stock Awards(3)	925,983	925,983	—	589,062	—	—	925,983
	Value of Benefits(4)	—	—	—	—	—	—	152,415
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	—
	Multiple of Salary and AIP Payments(6)	—	—	—	—	—	—	2,410,050
	Executive Life Benefit(7)	468,000	—	—	—	—	—	—
	Total Payments	3,198,836	2,730,836	1,804,854	1,024,566	—	—	4,839,802

Christian E. Skroeder(5)	AIP(1)	622,188	622,188	622,188	622,188	—	—	357,686
	Performance Share Program(2)	1,051,337	1,051,337	1,051,337	—	—	—	779,320
	Unvested Stock Option and Restricted Stock Awards(3)	1,399,155	1,399,155	1,399,155	397,708	—	—	1,399,155
	Value of Benefits(4)	—	—	—	—	—	—	63,994
	Multiple of Salary and AIP Payments(6)	—	—	—	—	—	—	2,943,658
	Executive Life Benefit(7)	610,000	—	—	—	—	—	—
	Total Payments	3,682,680	3,072,680	3,072,680	1,019,896	—	—	5,543,813

R. Glenn Drake	AIP(1)	262,696	262,696	262,696	262,696	—	—	237,937
	Performance Share Program(2)	1,051,337	1,051,337	1,051,337	—	—	—	779,320
	Unvested Stock Option and Restricted Stock Awards(3)	604,302	604,302	604,302	397,708	—	—	604,302
	Value of Benefits(4)	—	—	—	—	—	—	136,031
	Multiple of Salary and AIP Payments(6)	—	—	—	—	—	—	1,883,995
	Excise Tax and Gross-Up Payments and Effect of Modified Gross-Up Provision(5)	—	—	—	—	—	—	—
	Executive Life Benefit(7)	391,000	—	—	—	—	—	—
	Total Payments	2,309,335	1,918,335	1,918,335	660,404	—	—	3,641,584

(1)	Current year AIP payment calculated at actual performance for each NEO’s relevant program goals for 2013 in the event of death, disability, retirement, involuntary termination without cause or, in the case of Mr. Goings, termination with good reason and target performance in the event of termination under change-in-control. If a participant ceases to be employed for any other reason, the participant forfeits all rights to an award under the AIP.

(2)	With the exception of termination upon change-in-control, amounts included are the pro-rata portion of awards under the 2011—2013, 2012—2014 and 2013—2015 Performance Share Programs calculated at forecasted achievement plus dividends declared during the performance period through the end of 2013. Upon a change-in-control, with or without termination, the pro-rata portion of the same awards are calculated at target achievement plus accrued dividends.

(3)	Included in such amounts is the year-end 2013 intrinsic value of in-the-money stock options which would be accelerated upon a termination and the value of all restricted stock awards upon which restrictions would lapse upon a termination. In the event of death all unvested stock options and restricted stock would become immediately and fully vested. In the event of termination upon disability, stock options would continue vesting in accordance with the original vesting schedule and restricted stock would be forfeited. In the event of termination upon retirement, stock options would continue vesting between one and six years if age and service criteria are met and restricted stock would be forfeited. In the event of an involuntary termination not for cause, stock options would continue vesting for one year and restricted stock would be forfeited. In the event of termination for cause, or on a voluntary resignation, all unvested awards would be forfeited. In the event of termination upon change-in-control, all unvested stock options and restricted stock would become immediately and fully vested.

(4)	Under the CEO’s severance agreement, in the event of termination by the Company without cause or termination by Mr. Goings with good reason, this amount includes a one-time outplacement fee of $75,000 and the value of two years of medical and dental insurance. For all NEOs, in the event of termination upon change-in-control, amounts include a one-time outplacement fee of $50,000, and the value of three years of healthcare insurance and life insurance premiums and the value of one year of car allowance, financial planning, executive physical, and club membership, if applicable, as provided under the agreement.

(5)	The Company determined the amount of the excise tax payment by multiplying 20 percent by the “excess parachute payment” that would arise in connection with payments made to the applicable NEOs upon a qualifying termination of employment following a change-in-control. The excess parachute payment was determined in accordance with the provisions of section 280G of the Code. The Company used the following key assumptions to determine the applicable NEO’s tax gross-up payment: (i) the NEO’s income is taxed at the highest federal and applicable state marginal income tax rates, and (ii) all stock option awards are deemed exercised upon the applicable triggering event. If the amount that the NEO would receive under the change-in-control agreement was equal to or less than 120% of the highest amount that the NEO would be entitled to receive under the change-in-control agreement without becoming subject to the excise tax, the amount paid to the NEO has been reduced to the amount at which no excise tax applied.

(6)	Under the CEO’s Severance Agreement, in the event of involuntary termination without cause or termination by the CEO with good reason, represents an amount equal to two times the sum of the CEO’s highest annual base salary in effect during the 12 months preceding the date of termination and the highest AIP target bonus in effect during the 12 months preceding the date of termination. Under the NEO’s change-in-control agreements, represents an amount equal to three times the sum of the NEO’s annual salary and the AIP payment that would have been payable for the last fiscal year at the target level.

In the event of death after a change-in-control, payments are made consistent with the above except that payment is reduced by the basic life insurance benefit paid or payable and any salary paid after the one-year anniversary of the change-in-control. In the event a NEO’s employment is terminated by the Company for cause after a change-in-control, the NEO will receive none of the payments outlined above. In the event of a triggering termination of employment, each NEO would also receive payments disclosed under the tables relating to pension benefits and non-qualified deferred compensation. Gainsharing Program awards do not accelerate in the event of change-in-control or other termination.

(7)	Equal to one times base salary, capped at $700,000 payable under the executive life insurance benefit in the event of death.

(8)	The value of incentives payable as of December 28, 2013 under a change-in-control without termination of employment for the NEOs under equity programs would be: $14,236,500 for Mr. Goings and $9,491,000 for Mr. Hemus. Any payments received by the CEO under the severance agreement would reduce, on a dollar-for-dollar basis, any payments that would have been received by the CEO under the change-in-control agreement.

2013 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or awarded to each non-employee director who served on the Company’s Board of Directors in 2013. Mr. Goings is not separately compensated for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Fees Earned or Paid in Stock ($)	Stock Awards(1) ($)	Changes in pension value and nonqualified compensation earnings ($)		All Other Compensation(2) ($)	Total ($)
Catherine A. Bertini	95,000		115,063.52			31,670.74	241,734.26
Susan M. Cameron	47,500	47,500	115,063.52			5,600.26	215,663.78
Kriss Cloninger III	115,000		115,063.52			5,600.26	235,663.78
Joe R. Lee	95,000		115,063.52			5,600.26	215,663.78
Angel R. Martinez	0	95,000	115,063.52			25,974.82	236,038.34
Antonio Monteiro de Castro	95,000		115,063.52			9,168.98	219,232.50
Robert J. Murray	128,000		115,063.52			14,953.06	258,016.58
David R. Parker	96,500		115,063.52			38,896.34	250,459.86
Joyce M. Roché	92,750	23,750	115,063.52	2,390.38	(3)	38,896.34	272,850.24
M. Anne Szostak	96,500		115,063.52			9,100.26	220,663.78

(1)	Aggregate grant date fair value of equity awards made during the fiscal year computed in accordance with FASB ASC Topic 718. The value of awards per share is the closing market price of the Company’s common stock on the date of grant ($82.72).

(2)	Includes product samples with a retail value of approximately $21.00 ,dividend equivalents paid and/or accrued on restricted stock units in 2013 and a match on charitable contributions made in 2013 as part of the Company’s matching gift program in the amount of $3,500 for Ms. Bertini, Ms. Roché, Ms. Szostak and Messrs. Parker and Murray.

(3)	Represents a preferential amount of accrued interest in 2013 on Ms. Roché’s deferred fees and expenses. Ms. Roché is a participant in the Tupperware Brands Director’s Deferred Compensation Plan, under which interest earned was 3.25 percent.

The number of outstanding shares under stock options, restricted stock and restricted stock units for each non-employee director at the 2013 fiscal year-end were:

Director	Stock Options	Restricted Stock	Restricted Stock Units
Catherine A. Bertini	0	1,500	10,492
Susan M. Cameron	0	0	1,391
Kriss Cloninger III	0	1,500	1,391
Joe E. Lee	4,000	1,500	1,391
Angel R. Martinez	0	1,500	10,813
Antonio Monteiro de Castro	0	0	2,830
Robert J. Murray	0	1,500	3,751
David R. Parker	0	1,500	14,612
Joyce M. Roché	4,000	1,500	14,612
M. Anne Szostak	0	1,500	1,391

The Company’s objective is to align director compensation between the median and 75th percentile of the external marketplace defined as the same compensation peer group developed for executive compensation benchmarking. Annually, the Nominating and Governance Committee, working in conjunction with management or an external consultant selected by the Nominating and Governance Committee, reviews director compensation against the market and recommends adjustments where necessary. Non-employee directors of the Company each receive an annual retainer fee of $210,000, committee chairpersons (other than the Executive Committee) each receive an additional retainer fee of $15,000 per year and the Presiding Director receives an additional retainer fee of $30,000 per year. Meeting fees are not paid unless the total number of meetings exceeds 12 in any year, after which a fee of $1,500 for each meeting of the Board and for each meeting of any committee attended (except in the case of telephonic meetings of the Audit, Finance and Corporate Responsibility Committee to review the financial statements prior to the Company’s release of earnings, for which directors would be paid $500) will be made. Of the annual retainer fee ($210,000), $115,000 is made in the form of an equity award, as determined by the Nominating and Governance Committee of the Board of Directors. In 2013, the Nominating and Governance Committee approved grants of restricted stock units in the amount of 1,391 share units per Director, intended to deliver a value of $115,000. Directors may elect to receive all or a portion of the remainder of their compensation in stock.

The Company also provides a grant of 1,000 shares of the Company’s common stock to each new non-employee director after three months of service on the Board.

Non-employee directors may also participate in the Company’s Matching Gift Program. Under the Program, the Company will match dollar for dollar up to $3,500 of a director’s charitable gifts to eligible organizations and institutions. Non-employee directors also receive compensation in the form of Company merchandise.

2.	Advisory Vote to Approve the Company’s Executive Compensation Program

Section 14A of the Exchange Act requires the Company to include in its proxy statement at least once every three years an advisory vote regarding named executive officer compensation. In accordance with the preference expressed by shareholders in the 2011 advisory vote regarding the frequency of voting on the Company’s executive compensation program, the Company is holding such advisory votes on an annual basis. The Company asks that you indicate your approval of the compensation paid to its NEOs as described in this proxy statement in the Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

The Board of Directors of the Company acknowledges the importance of considering shareholder concerns about executive compensation practices and policies of the Company, and welcomes the input of shareholders. The Board, through the efforts of its Compensation and Management Development Committee, believes that it has created over a period of years a strong culture of pay-for-performance. This culture has resulted in an executive compensation program which makes a substantial amount of the executives’ overall compensation dependent upon Company performance. On average, the portion of performance-based compensation for the named executive officers as a percentage of total target direct compensation equaled 71 percent in 2013. In addition, the mix of short, medium and long-term performance-based objectives included in the incentive compensation structure is considered to create an appropriate balance of motivations in an effort to ensure that the Company’s short-term and long-term strategies are realized and increase shareholder value.

The Company had strong performance in 2013, with local currency sales up 6% and net income as measured for incentive purposes up 5% and on a per share basis up 11.7%. Net income as measured under U.S. GAAP was up 42%. Cash flow from operating activities, net of investing activities at $263 million was well managed at 94.3% of net income and was 12.6% higher than in 2012. The named executive officers have been compensated in accordance with the satisfaction of specified performance-based objectives as described in this proxy statement and as evidenced in past years’ proxy statements.

In 2013, shareholders demonstrated their support of the Company’s executive compensation practices and policies, as evidenced by over two-thirds of shares voting in favor of the Company’s executive compensation program. However, as a consequence of the issues raised during the 2013 proxy voting period concerning the Company’s executive compensation practices and policies, the Company undertook a review of the issues along with an outreach to shareholders holding over two-thirds of the Company’s outstanding common shares. After considering information received, the Committee made the following executive compensation changes: (1) a change in the composition of the compensation peer group for executive compensation purposes for 2014 to replace four companies whose revenues substantially exceeded those of the Company with three companies whose revenues were much closer to those of the Company; (2) an alteration of one of the financial metrics of the Company’s long-term incentive compensation plan to differentiate it from the metrics used in the Company’s annual incentive compensation plan; (3) an increase in the percentage of “at risk” compensation for the Company’s chief executive officer and chief operating officer that is dependent upon meeting certain performance goals; and (4) enhanced explanation and disclosure regarding the supplemental executive retirement plan for the Company’s chief executive officer. The Board of Directors believes that it has made those changes that are appropriate, including through feedback from shareholders on the changes that had been planned.

Shareholders are being asked to adopt the following resolution:

Resolved, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement under Compensation Discussion and Analysis and the accompanying narrative and tabular disclosures.

Because your vote is advisory, it will not be binding upon the Board. However, the Compensation and Management Development Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

3.	Proposal to Ratify the Appointment of Independent Auditors

The Audit, Finance and Corporate Responsibility Committee has appointed PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 27, 2014, which appointment will be proposed for ratification at the annual meeting. PricewaterhouseCoopers LLP served as the independent registered public accounting firm of the Company for fiscal year 2013.

Services performed by PricewaterhouseCoopers LLP as the independent registered public accounting firm for the 2013 fiscal year included, among others: the annual audit of the Company’s consolidated financial statements and internal controls; audits of financial and related information included in filings with governmental and regulatory agencies, including audits of certain foreign subsidiaries in accordance with local statutory requirements; and consultations in connection with various statutory accounting, tax and other matters.

A representative of PricewaterhouseCoopers LLP will be present at the meeting to make a statement, if desired, and to respond to appropriate questions from shareholders.

Although the appointment of PricewaterhouseCoopers LLP is not required to be ratified by shareholders, the Company is seeking ratification in the interest of good corporate governance.

Audit Fees

The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the Company’s annual financial statements and internal controls for fiscal years 2013 and 2012 and for reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q during fiscal years 2013 and 2012 were $5,289,802 and $5,011,994, respectively.

Audit-Related Fees

The aggregate fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for professional services rendered for audit-related activities for the Company for fiscal years 2013 and 2012 were $14,832 and $96,949, respectively. Such fees involved the following activities: employee benefit plan audits, computer software services, attestation services and consultations on matters in various of the countries in which the Company conducts business.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for fiscal years 2013 and 2012 for tax-related services were $2,898,781 and $2,971,988, respectively. Such fees involved the following activities: tax compliance services, including the preparation of original and amended tax returns, claims for refunds and tax-

payment planning services and transfer pricing documentation; and tax planning and tax advice, including assistance with tax audits and appeals, employee benefit plans, requests for rulings or technical advice from taxing authorities, bilateral advance pricing agreements, customs duty advice and competent authority proceedings. Of such tax fees paid to PricewaterhouseCoopers LLP in 2013 and 2012, $2,324,227 and $2,287,213, respectively, related to tax compliance services and $574,554 and $684,775, respectively, related to tax planning and tax advisory services.

All Other Fees

The fees (inclusive of out-of-pocket expenses) billed by PricewaterhouseCoopers LLP for fiscal years 2013 and 2012 for services other than those described in the preceding paragraphs were $7,300 and $10,560, respectively. Such fees in 2013 were for software license renewal and packaging verification and in 2012 were for a software license renewal.

Approval of Services

The Audit, Finance and Corporate Responsibility Committee’s policy is to approve the audit and non-audit services, and the fees related thereto, to be provided by PricewaterhouseCoopers LLP in advance of the service. During fiscal year 2013 the Committee approved all of the foregoing services of PricewaterhouseCoopers LLP rendered to the Company.

Vote Required

To be approved, this proposal requires the affirmative vote of a majority of the votes cast on the proposal, which means that votes cast “for” the proposal must exceed votes cast “against” the proposal.

THE BOARD AND THE AUDIT, FINANCE AND CORPORATE RESPONSIBILITY COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 27, 2014.

4.	Other Matters

Discretionary Authority

At the time of mailing of this proxy statement, the Board is not aware of any other matters which might be presented at the annual meeting. If any matter not described in this proxy statement should properly be presented, the persons named in the accompanying proxy form will vote such proxy in accordance with his or her judgment.

Shareholder Proposal Notice Requirements

The Company’s By-Laws require written notice to the Company of a nomination for election as a director (other than a nomination by the Board) and of the submission of a proposal (other than a proposal by the Board or a proposal submitted for inclusion in the Company’s proxy solicitation material as described below) for consideration at an annual meeting of shareholders. The notice must contain certain information concerning the nominating or proposing shareholder, and the nominee or the proposal, as the case may be. Any shareholder who desires to nominate a candidate for director election or submit a proposal to be raised from the floor during the Company’s 2015 annual meeting of shareholders, other than a proposal submitted for inclusion in the Company’s proxy solicitation material (as described below), should send to the Secretary of the Company a signed written notice of such nomination or proposal (as applicable), which must be received no later than February 28, 2015 and no earlier than February 8, 2015, and must comply with the applicable requirements of the By-Laws. A copy of the applicable By-Law provisions may be obtained, without charge, upon written request to the Secretary of the Company at its principal executive offices.

In addition to the foregoing, any shareholder who desires to have a proposal considered for inclusion in the Company’s proxy solicitation material relating to the Company’s 2015 annual meeting of shareholders pursuant to Rule 14a-8 under the Exchange Act should send to the Secretary of the Company a signed notice of intent. This notice, including the text of the proposal, must be received no later than November  28, 2014.

Expenses and Methods of Solicitation

The Company will pay the expenses of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, or by telephone or other means of communication, by directors, officers and employees of the Company and its subsidiaries, who will not receive additional compensation therefor. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to certain beneficial owners of the Company’s common stock, and the Company will reimburse such forwarding parties for reasonable expenses incurred by them.

Okapi Partners LLC has been retained by the Company to assist in the solicitation of proxies for a fee not to exceed $8,500 plus reimbursement for out-of-pocket expenses, to be borne by the Company.

Delivery of Documents

When a shareholder has not opted to receive this proxy and related materials electronically, only one annual report to shareholders and proxy statement is being delivered to multiple shareholders of the Company sharing an address unless the Company or its agent has received contrary instructions from a shareholder. However, if, under this procedure, a shareholder who would not otherwise receive an individual copy of such documents desires to receive a copy, or if shareholders at the same address are receiving multiple copies of proxy materials and would like to receive one set, they may submit their request by contacting the Company’s Secretary in writing at P.O. Box 2353, Orlando, FL 32802 or by calling 1-407-826-5050. The Company agrees to deliver promptly, upon written or oral request, a separate copy of the annual report to shareholders and proxy statement, as requested, to any shareholder at the shared address to which a single copy of these documents was delivered.

By order of the Board of Directors

Thomas M. Roehlk

Executive Vice President,

Chief Legal Officer & Secretary

Dated: March 28, 2014

Your Vote Is Important. Please Complete and Sign the Enclosed Proxy or Submit a Proxy Telephonically or Electronically in Accordance with the Enclosed Instructions.

If You are Submitting a Proxy by Mail, Complete and Sign the Enclosed Proxy and

Return It Promptly in the Accompanying Postpaid Envelope.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

The Board of Directors Recommends a Vote FOR All Nominees in Item 1 and FOR Items 2 & 3.

1.	Election of Directors:
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	01	Catherine A. Bertini	☐	☐	☐	07	Antonio Monteiro de Castro	☐	☐	☐

	02	Susan M. Cameron	☐	☐	☐	08	Robert J. Murray	☐	☐	☐

	03	Kriss Cloninger, III	☐	☐	☐	09	David R. Parker	☐	☐	☐

	04	E. V. Goings	☐	☐	☐	10	Joyce M. Roché	☐	☐	☐

	05	Joe R. Lee	☐	☐	☐	11	M. Anne Szostak	☐	☐	☐

	06	Angel R. Martinez	☐	☐	☐

2.	Advisory Vote to Approve the Company’s Executive Compensation Program	☐	For	☐	Against	☐	Abstain

3.	Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

I plan to attend the meeting.  ☐

If you check this box an

admission ticket will be sent to you.

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

TUPPERWARE BRANDS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Friday, May 9, 2014

1:00 p.m.

HYATT REGENCY ORLANDO INTERNATIONAL AIRPORT

9300 Jeff Fuqua Boulevard

Orlando, Florida 32827

Tupperware Brands Corporation 14901 S. Orange Blossom Trail Orlando, Florida 32837	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 9, 2014.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1 and “FOR” Items 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Thomas M. Roehlk and Michael S. Poteshman, and either of them acting in the absence of the other, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/tup	1-866-883-3382
Use the Internet to vote your proxy until 11:59 p.m. (ET) on May 8, 2014. Scan code on front for mobile voting.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on May 8, 2014.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.